Exhibit 10.2

EXECUTION VERSION

CREDIT AGREEMENT

dated as of July 1, 2008

STAPLES, INC.

THE LENDERS NAMED HEREIN,

LEHMAN COMMERCIAL PAPER INC.,

as Administrative Agent,

BANK OF AMERICA, N.A.

and

HSBC BANK USA, NATIONAL ASSOCIATION,

as Co-Syndication Agents,

with

LEHMAN BROTHERS INC.,

BANC OF AMERICA SECURITIES LLC,

and

HSBC SECURITIES (USA) INC.,

as Joint Lead Arrangers and Joint Bookrunners

i

v

EXHIBITS AND SCHEDULES

Exhibit A	Form of Loan Request
Exhibit B	Form of Guaranty
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption
Exhibit E	Form of Joinder Agreement

Schedule 1	Lenders
Schedule 2	Guarantors
Schedule 4.3	Title to Properties, Leases
Schedule 4.7	Litigation
Schedule 4.9	Taxes
Schedule 4.12	Pension Liabilities
Schedule 4.14	Environmental Compliance
Schedule 4.16(a)	Subsidiaries
Schedule 4.16(b)	Joint Ventures and Partnerships
Schedule 4.16(c)	Equity Interests of 50% or Less
Schedule 4.17	Tax Payer Identification Numbers
Schedule 6.1	Existing Indebtedness
Schedule 6.2	Existing Liens
Schedule 6.3	Existing Investments

CREDIT AGREEMENT

This CREDIT AGREEMENT, dated as of July 1, 2008, is by and among (a) STAPLES, INC. (the “Borrower”), a Delaware corporation having its principal place of business at 500 Staples Drive, Framingham, MA 01701, (b) the lending institutions listed on Schedule 1 hereto (the “Lenders”), (c) LEHMAN BROTHERS COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and (d) BANK OF AMERICA, N.A. and HSBC BANK USA, NATIONAL ASSOCIATION, as co-syndication agents for the Lenders (collectively, the “Co-Syndication Agents”).

WHEREAS, the Lenders are willing to make loans to the Borrower, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged (these recitals being an integral part of this Credit Agreement), the Borrower, the Administrative Agent and the Lenders hereby agree as follows:

§1.                               DEFINITIONS AND RULES OF INTERPRETATION.

§1.1.                    Definitions. The following terms shall have the meanings set forth in this §1 or elsewhere in the provisions of this Credit Agreement referred to below:

Adjustment Date. The date which is three (3) Business Days after each Compliance Certificate is delivered by the Borrower pursuant to §§5.4(a) and (b) hereof.

Administrative Agent. As defined in the preamble hereto.

Administrative Agent Fees. See §3.1 hereof.

Administrative Agent’s Special Counsel. Milbank, Tweed, Hadley & McCloy LLP or such other counsel as may be approved by the Administrative Agent.

Administrative Questionnaire. An Administrative Questionnaire in a form supplied by the Administrative Agent.

Affiliate. Any Person that would be considered to be an affiliate of a Person under Rule 144(a) of the Rules and Regulations of the SEC, as in effect on the Effective Date, if such Person were issuing securities.

AFM. Stichting Autoriteit Financiële Markten (the Netherlands Authority for the Financial Markets).

Agent Parties. See §14.3 hereof.

Applicable Margin. The Applicable Margin shall be in effect for each period commencing on an Adjustment Date through the date immediately preceding the next Adjustment Date (each a “Rate Adjustment Period”) based on a determination of the Senior Debt Rating. The Senior Debt Rating shall be determined as of the last day of the preceding Rate Adjustment Period. The Applicable Margin shall be the applicable rate per annum, corresponding to the lower of the Levels set forth in the table below (with Level I being the lowest level and Level IV being the highest level) corresponding to the Senior Debt Rating. In the event that the Senior Debt Ratings assigned by Moody’s and S&P are not equivalent, the following criteria shall determine which Level shall be applicable to the Senior Debt Rating: (a) if the Senior Debt Ratings are one Level apart, the Level applicable to the Senior Debt Rating shall be the lower of the two Levels and (b) if the Senior Debt Ratings are more than one Level apart, the Level applicable to the Senior Debt Rating shall be one Level above (i.e., towards Level IV) the lower of the two Levels. For purposes of clarity, the parties hereto acknowledge that (i) the Applicable Margin with respect to Base Rate Loans shall be the rate per annum set forth in column C in the table below (as such Applicable Margin shall be adjusted pursuant to the last paragraph of this definition) and (ii) the Applicable Margin with respect to Eurocurrency Rate Loans shall be the rate per annum set forth in column D in the table below (as such Applicable Margin shall be adjusted pursuant to the last paragraph of this definition).

			D
A Level	B Senior Debt Rating	C Base Rate Loans	Eurocurrency Rate Loans

I	S&P: BBB+ or better Moody’s: Baa1 or better	0.25%	1.25%

II	S&P: BBB Moody’s: Baa2	0.50%	1.50%

III	S&P: BBB-Moody’s: Baa3	0.75%	1.75%

IV	S&P: Lower than BBB-Moody’s: Lower than Baa3	1.50%	2.50%

Notwithstanding the foregoing, if the Borrower fails to deliver any Compliance Certificate pursuant to §§5.4(a) or (b) hereof then, for the period commencing on the date such Compliance Certificate was due through the date immediately preceding the Adjustment Date that occurs immediately following the date on which such Compliance Certificate is delivered, the Applicable Margin shall be the Applicable Margin corresponding to Level IV above.

Applicable Pension Legislation. At any time, any pension or retirement benefits legislation (be it national, federal, provincial, territorial or otherwise) then applicable to the Borrower or any of its Subsidiaries.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arranger. Lehman Brothers Inc.

Assignment and Assumption. See §18.1 hereof.

Balance Sheet Date. February 2, 2008.

Base Rate. The higher of (a) the Prime Rate and (b) one-half of one percent (1/2%) per annum above the Federal Funds Effective Rate. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

Base Rate Loans. Any Loans bearing interest calculated by reference to the Base Rate.

Borrower. As defined in the preamble hereto.

Borrower Materials. See §5.4(e) hereof.

Bridge Credit Agreement. That certain Credit Agreement dated as of April 1, 2008, as amended, by and among the Borrower, the lending institutions party thereto, Bank of America, N.A and HSBC Bank USA, National Association as co-syndication gents and LCPI. as administrative agent for such lending institutions.

Business Day. Any day on which banking institutions in New York, New York, are open for the transaction of banking business and, if such day relates to any interest rate settings as to a Eurocurrency Rate Loan, any fundings, disbursements, settlements and payments in respect of any such Eurocurrency Rate Loan, or any other dealings to be carried out pursuant to this Credit Agreement in respect of any such Eurocurrency Rate Loan, means any such day on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market.

Capital Stock. With respect to any corporation, partnership, trust, unincorporated association, joint venture, limited liability company, or other legal or business entity, any and all shares, interests, participations or other equivalent (however designated) of capital stock of such entity, any and all limited or general partnership interests and equivalent ownership interests in such entity, any and all warrants and options to purchase any of the foregoing, and any securities convertible into any of the foregoing.

Capitalized Leases. Leases under which the Borrower or any of its Subsidiaries is the lessee or obligor, the discounted future rental payment obligations under which are required to be capitalized on the balance sheet of the lessee or obligor in accordance with GAAP.

CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980.

Closing Date. The date (which shall be no later than July 11, 2008) on which the conditions set forth in §9 hereof have been satisfied (or waived in accordance with §25 hereof).

Code. The Internal Revenue Code of 1986.

Commitment. The agreement of each Lender, subject to the terms and conditions of this Credit Agreement, to make Loans to the Borrower.

Commitment Amount. With respect to each Lender, the amount of such Lender’s Commitment set forth on Schedule 1 hereto or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable, as the same may be reduced from time to time in accordance with the terms of this Credit Agreement; or if the Total Commitment is terminated pursuant to the provisions hereof, zero.

Commitment Fee. See §3.2 hereof.

Commitment Percentage. With respect to each Lender, the percentage of the Total Commitment represented by such Lender’s Commitment. If the Commitments have terminated or expired, the Commitment Percentages of the Lenders shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

Compliance Certificate. See §5.4(a) hereof.

Confidential Information. All information relating to the Borrower or any of its Subsidiaries that is labeled by the Borrower or such Subsidiary as confidential at the time such information is supplied by the Borrower or such Subsidiary to a Lender, other than information which (a) is public knowledge or generally available to the public, or (b) is obtained by any of the Lenders, whether prior to or after disclosure to such Lender by the Borrower or any of its Subsidiaries, from a source other than the Borrower or any of its Subsidiaries, provided that such information is not known by such Lender to have been disclosed by any party in violation of a confidentiality agreement with the Borrower or any of its Subsidiaries, any other obligation of nondisclosure with respect to the Borrower or any of its Subsidiaries or any applicable statutory or regulatory limitation imposed on the disclosure of such information.

Consolidated or consolidated. With reference to any term defined herein, shall mean that term as applied to the accounts of the Borrower and its Subsidiaries, consolidated in accordance with GAAP.

Consolidated Adjusted Funded Debt. With respect to the Borrower and its Subsidiaries, as at any date of determination, on a consolidated basis, the aggregate of (a) Consolidated Total Funded Debt as of such date plus (b) (i) Rental Expense for the period of twelve consecutive months then ended multiplied by (ii) eight (8).

Consolidated EBIT. For any period, consolidated net income (or deficit) of the Borrower and its Subsidiaries, after deducting all expenses and other proper charges other than interest expense, taxes and any noncash nonrecurring charges, and excluding, without duplication, (a) all extraordinary and nonrecurring items of (i) income or (ii) cash losses in an aggregate amount not to exceed $100,000,000 on a cumulative basis from October 13, 2006, as determined in accordance with GAAP and (b) all income or loss from any corporation, partnership, limited liability company, joint venture or other entity in which the Borrower or any of its Subsidiaries holds not more than a fifty percent (50%) ownership interest, as determined in accordance with GAAP; provided that there shall be further excluded in calculating consolidated net income (or deficit) for purposes of this definition, without duplication, any noncash (x) losses attributable to the use of a fair value methodology for recognition and measurement of impairment of goodwill not identified with impaired assets in accordance with Accounting Principles Board Opinion No. 142 and (y) SFAS 123R expenses; provided that, with respect to any such period in which the Corporate Express Acquisition shall have been consummated, Consolidated EBIT for such period shall be calculated on a pro forma basis so as to give effect thereto as of the first day of such period.

Consolidated Total Assets. All assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

Consolidated Total Funded Debt. With respect to the Borrower and its Subsidiaries, as at any date of determination, on a consolidated basis, the aggregate (without duplication) of (a) all outstanding Indebtedness of the Borrower and its Subsidiaries relating to or in respect of (i) the borrowing of money or the obtaining of credit, including the issuance of notes or bonds and standby letters of credit outstanding but excluding documentary letters of credit, (ii) the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business), (iii) any Synthetic Leases or any Capitalized Leases, and (iv) the transactions permitted under §6.1(q) hereof, plus (b) all Indebtedness of the type referred to in clause (a) of another Person guaranteed by the Borrower or any of its Subsidiaries.

Consolidated Total Interest Expense. For any period, the aggregate amount of interest required to be paid or accrued by the Borrower and its Subsidiaries during such period on all Indebtedness of the Borrower and its Subsidiaries outstanding during all or any part of such period, whether such interest was or is required to be reflected as an item of expense or capitalized, including payments consisting of interest in respect of

Capitalized Leases and Synthetic Leases, and including facility fees, commitment fees, usage fees, agency fees, balance deficiency fees, and similar fees or expenses in connection with the borrowing of money, as determined in accordance with GAAP; provided that, with respect to any Measurement Period in which the Corporate Express Acquisition shall have been consummated, Consolidated Total Interest Expense for such period shall be calculated on a pro forma basis so as to give effect thereto as of the first day of such period.

Contingent Liabilities. Any guaranties, endorsements, obligations to reimburse the issuer in respect of any letters of credit, agreements to purchase or provide funds for the payment of obligations of others, or other liabilities which would be classified as contingent in accordance with GAAP consistently applied, excluding, however, (a) product warranties given in the ordinary course of business, (b) endorsements of checks or other negotiable instruments for deposit or collection in the ordinary course of business, and (c) reimbursement obligations in respect of documentary trade letters of credit.

Conversion Request. A notice given by the Borrower to the Administrative Agent of the Borrower’s election to convert or continue a Loan in accordance with §2.9 hereof.

Corporate Express. Corporate Express N.V., a public limited liability company incorporated under the laws of The Netherlands.

Corporate Express Acquisition. The acquisition of Corporate Express Shares and convertible debt of Corporate Express pursuant to the Offer.

Corporate Express ADS. The issued and outstanding American Depositary Shares of Corporate Express, each representing one Corporate Express Ordinary Share, listed on the New York Stock Exchange.

Corporate Express Default. See §9.7 hereof.

Corporate Express Dutch Shares. Collectively, Corporate Express Ordinary Shares and Corporate Express Preference Shares A.

Corporate Express Material Indebtedness Default. See §9.7 hereof.

Corporate Express Ordinary Shares. The issued and outstanding ordinary shares, nominal value €1.20 per share, of Corporate Express, including the ordinary shares underlying Corporate Express ADS.

Corporate Express Preference Shares A. The depositary receipts representing the issued and outstanding preference Shares A, nominal value €1.20 per share, of Corporate Express.

Corporate Express-Related Default. See §9.7 hereof.

Corporate Express Shares. Collectively, Corporate Express Dutch Shares and Corporate Express ADS.

Co-Syndication Agents. As defined in the preamble hereto.

Credit Agreement. This Credit Agreement, including the Schedules and Exhibits hereto.

Default. Any event or condition which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

Delinquent Lender. See §14.5.3 hereof.

Distribution. (a) The declaration or payment of any dividend on or in respect of any shares of any class of Capital Stock of the Borrower, other than dividends payable solely in shares of common stock of the Borrower; (b) the purchase, redemption, or other retirement of any shares of any class of Capital Stock of the Borrower, directly or indirectly through a Subsidiary of the Borrower or otherwise; (c) the return of capital by the Borrower to its shareholders as such; or (d) any other distribution on or in respect of any shares of any class of Capital Stock of the Borrower.

Dollars or $. Dollars in lawful currency of the United States of America.

Domestic Subsidiary. Any Subsidiary that is organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan is converted or continued in accordance with §2.9 hereof.

Effective Date. See §8 hereof.

Eligible Assignee. Any of (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, and (ii) unless an Event of Default has occurred and is continuing, the Borrower (each such approval in the case of (i) and (ii) not to be unreasonably withheld or delayed, and in the case of (ii), it being understood that it shall be reasonable for the Borrower to withhold such approval if the proposed Person does not have an investment grade rating).

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by the Borrower, other than a Guaranteed Pension Plan or a Multiemployer Plan.

Environmental Laws. Any judgment, decree, order, law, license, rule or regulation pertaining to environmental matters, including without limitation, those arising under the Resource Conservation and Recovery Act (“RCRA”), CERCLA, the Superfund Amendments and Reauthorization Act of 1986 (“SARA”), the Federal Clean Water Act,

the Federal Clean Air Act, the Toxic Substances Control Act, or any state or local statute, regulation, ordinance, order or decree relating to health, safety or the environment.

Environmental Notice. Any notice to the Borrower or any of its Subsidiaries from any third party including, without limitation: any federal, state or local governmental authority, (a) that it has been identified by the United States Environmental Protection Agency as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B; (b) that any Hazardous Substances which it has generated, transported or disposed of has been found at any site at which a federal, state or local agency or other third party has conducted or has ordered that the Borrower or any of its Subsidiaries conduct a remedial investigation, removal or other response action pursuant to any Environmental Law; or (c) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding in connection with the release of Hazardous Substances.

ERISA. The Employee Retirement Income Security Act of 1974.

ERISA Affiliate. Any Person which is treated as a single employer with the Borrower under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

Eurocurrency Rate. For any Interest Period with respect to a Eurocurrency Rate Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on Reuters Page LIBOR01 at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that in the event that such rate does not appear on such Reuters Page (or otherwise on the Reuters screen), the “Eurodollar Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be reasonably selected by the Administrative Agent.

Eurocurrency Rate Loans. Any Loans bearing interest calculated by reference to the Eurocurrency Rate.

Event of Default. See §12.1 hereof.

Federal Funds Effective Rate. For any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published for the Business Day next succeeding (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any next succeeding Business Day, the Federal Funds Effective Rate for any such day shall be the average rate per annum (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

Financial Affiliate. A Subsidiary of the bank holding company controlling any Lender, which Subsidiary is engaging in any of the activities permitted by §4(e) of the Bank Holding Company Act of 1956 (12 U.S.C. §1843).

Fixed Charge Coverage Ratio. See §7.1 hereof.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

GAAP or generally accepted accounting principles. (a) When used in §§6 and 7 hereof, whether directly or indirectly through reference to a capitalized term used therein, means (i) principles that are consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, in effect for the fiscal year ended on the Balance Sheet Date, and (ii) to the extent consistent with such principles, the accounting practice of the Borrower reflected in its financial statements for the year ended on the Balance Sheet Date, and (b) when used in general, other than as provided above, means principles that are (i) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time, and (ii) consistently applied with past financial statements of the Borrower adopting the same principles, provided that in each case referred to in this definition of GAAP a certified public accountant would, insofar as the use of such accounting principles is pertinent, be in a position to deliver an unqualified opinion (other than a qualification regarding changes in GAAP) as to financial statements in which such principles have been properly applied.

Governmental Authority. The government of the United States of America, or of any other nation, or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guaranties. The Guaranty by each Guarantor in favor of the Administrative Agent for the benefit of the Lenders and the Administrative Agent, dated as of the date hereof, and each additional guaranty executed by a Subsidiary of the Borrower acquired or formed after the date hereof.

Guarantors. Those Subsidiaries of the Borrower listed on Schedule 2 hereto, as such schedule may be modified from time to time in accordance with §3.14 hereof.

Hazardous Substances. Any hazardous waste, as defined by 42 U.S.C. §6903(5), any hazardous substances as defined by 42 U.S.C. §9601(14), any pollutant or contaminant as defined by 42 U.S.C. §9601(33) and any toxic substances, oil or hazardous materials or other chemicals or substances regulated by any Environmental Laws.

Indebtedness. All obligations, contingent and otherwise, that in accordance with GAAP should be classified upon the obligor’s balance sheet as liabilities, or to which reference should be made by footnotes thereto, including in any event and whether or not so classified: (a) all debt and similar monetary obligations, whether direct or indirect; (b) all liabilities secured by any mortgage, pledge, security interest, lien, charge or other encumbrance existing on property owned or acquired subject thereto, whether or not the liability secured thereby shall have been assumed; (c) all obligations in respect of interest rate protection arrangements and exchange rate protection arrangements; (d) all guarantees, endorsements and other contingent obligations whether direct or indirect in respect of indebtedness of others, including any obligation to supply funds to or in any manner to invest in, directly or indirectly, the debtor, to purchase indebtedness, or to assure the owner of indebtedness against loss, through an agreement to purchase goods, supplies, or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise, and the obligations to reimburse the issuer in respect of any letters of credit; and (e) every obligation of such Person under any Synthetic Lease.

Indemnified Party. See §14.7 hereof.

Indemnitee. See §16 hereof.

Initial Lenders. LCPI, Bank of America, N.A. and HSBC Bank USA, National Association.

Interest Payment Date. (a) As to any Base Rate Loan, each Quarterly Date; and (b) as to any Eurocurrency Rate Loan in respect of which the Interest Period is (i) 3 months or less, the last day of such Interest Period and (ii) more than 3 months, the date that is 3 months from the first day of such Interest Period, the last day of each 3 month period thereafter, and, in addition, the last day of such Interest Period.

Interest Period. With respect to each Eurocurrency Rate Loan, (a) initially, the period commencing on the Drawdown Date of such Loan and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter, as selected by the Borrower in a Loan Request; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Loan and ending on the numerically corresponding day in the calendar month that is 1, 2, 3 or 6 months thereafter, as selected by the Borrower in a Conversion Request; provided that all of the foregoing provisions relating to Interest Periods are subject to the following:

(a)                                 if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the immediately preceding Business Day;

(b)                                if the Borrower shall fail to give notice as provided in §2.9 hereof, the Borrower shall be deemed to have requested a conversion of the affected Eurocurrency Rate Loan to a Base Rate Loan;

(c)                                 any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(d)                                any Interest Period that would otherwise extend beyond the Maturity Date shall end on the Maturity Date.

Investments. All expenditures made and all liabilities incurred (contingently or otherwise) for the acquisition of stock or Indebtedness of, or for loans, advances, capital contributions or transfers of property to, or in respect of any guaranties (or other commitments as described under Indebtedness), or obligations of, any Person. In determining the aggregate amount of Investments outstanding at any particular time: (a) the amount of any Investment represented by a guaranty shall be taken at not less than the principal amount of the obligations guaranteed and still outstanding; (b) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (c) there shall be deducted in respect of each such Investment any amount received as a return of capital (but only by repurchase, redemption, retirement, repayment, liquidating dividend or liquidating distribution); (d) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (b) may be deducted when paid; and (e) there shall not be deducted from the aggregate amount of Investments any decrease in the value thereof.

Joinder Agreements. Joinder agreements in substantially the form of Exhibit E hereto pursuant to which Subsidiaries of the Borrower become parties to and agree to be bound by the provisions of the Guaranty as a Guarantor.

LCPI. Lehman Commercial Paper Inc., in its individual capacity.

Lender Affiliate. With respect to any Lender, (a) an Affiliate of such Lender or (b) any Approved Fund.

Lenders. As defined in the preamble hereto, which term shall include any other Person who becomes an assignee of any rights and obligations of a Lender pursuant to §18 hereof.

Lending Office. As to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

Loan Documents. This Credit Agreement, the Guaranties, the Notes and any other documents delivered pursuant to this Credit Agreement.

Loan Request. See §2.2 hereof.

Loans. Loans made or to be made by the Lenders to the Borrower pursuant to §2 hereof.

Margin Regulations. Regulations U and X.

Margin Stock. “Margin stock” as such term is defined in Regulation U.

Material Indebtedness. Indebtedness (other than the Loans) or obligations in respect of one or more interest rate protection arrangements or exchange rate protection arrangements (calculated, with respect to such arrangements based on the notional principal amount thereof) of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount of $50,000,000 or more.

Maturity Date. November 28, 2008.

Measurement Period. See §7.1 hereof.

Moody’s. Moody’s Investors Service, Inc.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by the Borrower or any ERISA Affiliate.

Non-U.S. Lender. See §3.3.3 hereof.

Notes. Notes issued pursuant to §2.10 hereof.

Obligations. All indebtedness, obligations and liabilities of any of the Borrower and its Subsidiaries to any of the Lenders and the Administrative Agent, individually or collectively, existing on the date of this Credit Agreement or arising thereafter, direct or indirect, joint or several, absolute or contingent, matured or unmatured, liquidated or unliquidated, secured or unsecured, arising by contract, operation of law or otherwise, arising or incurred under this Credit Agreement or any of the other Loan Documents or in respect of any of the Loans or other instruments at any time evidencing any thereof.

OECD. The Organization for Economic Cooperation and Development.

Offer. Collectively, (a) the tender offer in The Netherlands and all other jurisdictions (other than the United States of America) by the Borrower or a wholly-owned Subsidiary for all of the Corporate Express Dutch Shares and convertible debt of

Corporate Express pursuant to the applicable Offer Documents and (b) the concurrent tender offer in the United States of America by the Borrower or a wholly-owned Subsidiary for all of the Corporate Express ADS, wherever held, and Corporate Express Dutch Shares held by persons located in the United States pursuant to the applicable Offer Documents, in each case, as such offer may be modified, amended, supplemented, withdrawn, reinstated or reaffirmed, launched or relaunched on or prior to the Closing Date.

Offer Documents. (a) The Offer Memorandum, (b) each other document filed (whether prior to or following the Effective Date) by or on behalf of the Borrower or any of its Subsidiaries with the AFM, the SEC or any other applicable Governmental Authority in connection with the Offer, which in each case shall contain customary offer terms and conditions, and (c) any amendments, supplements or other modifications to any of the foregoing.

Offer Memorandum. (a) The offer memorandum (biedingsbericht) filed (or to be filed) by the Borrower with, and approved (or to be approved) by, the AFM and (ii) the tender offer document filed with or submitted to the SEC, with respect to the Borrower’s offer to purchase all of the Corporate Express Shares (and, if applicable, the convertible debt of Corporate Express), in each case, which shall contain customary offer terms and conditions.

Outstanding or outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination.

Overnight Rate. For any day, the greater of (a) the Federal Funds Effective Rate and (b) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

Participant. See §18.4 hereof.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted under §6.2 hereof.

Person. Any individual, corporation, limited liability company, partnership, limited liability partnership, trust, unincorporated association, business, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Platform. See §5.4(e) hereof.

Prime Rate. The prime lending rate as set forth on the Reuters Screen RTRTSY1 Page (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time.

Public Lender. See §4.15 hereof.

Quarterly Dates. The last Business Day of March, June, September and December in each year, the first of which shall be the first such day after the date hereof.

Rate Adjustment Period. As defined in the definition of Applicable Margin.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by the Borrower or any of its Subsidiaries.

Register. See §18.3 hereof.

Regulation U. Regulation U of the Board of Governors of the Federal Reserve System (or any governmental body or authority succeeding to its functions), 12 C.F.R. Part 221, as in effect from time to time.

Regulation X. Regulation X of the Board of Governors of the Federal Reserve System (or any governmental body or authority succeeding to its functions), 12 C.F.R. Part 224, as in effect from time to time.

Related Parties. With respect to any Person, such Person’s Affiliates and the officers, directors, partners, trustees, employees, shareholders, advisors, agents, attorneys and controlling persons of such Person and of such Person’s Affiliates and their respective heirs, successors and assigns.

Rental Expense. All obligations of the Borrower or any of its Subsidiaries under any rental agreements or leases of real property relating to retail stores, other than obligations in respect of Capitalized Leases and Synthetic Leases; provided that, with respect to any Measurement Period in which the Corporate Express Acquisition shall have been consummated, Rental Expense for such period shall be calculated on a pro forma basis so as to give effect thereto as of the first day of such period.

Replacement Lender. See §3.12 hereof.

Required Lenders. As of any date, the Lenders holding more than fifty percent (50%) of the sum of the outstanding principal amount of the Loans on such date (excluding any participations of a Delinquent Lender); and if no such principal and/or participation is outstanding, the Lenders whose aggregate Commitment Amounts constitute more than fifty percent (50%) of the Total Commitment.

Revolving Credit Agreement. That certain Amended and Restated Revolving Credit Agreement dated as of October 13, 2006, as amended, by and among the Borrower, the lending institutions party thereto and Bank of America as administrative agent for such lending institutions.

Same Day Funds. With respect to disbursements and payments in Dollars, immediately available funds.

S&P. Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc.

SEC. The United States Securities and Exchange Commission or any successor agency.

Senior Debt Rating. The rating issued by S&P or Moody’s with respect to unsecured Indebtedness of the Borrower not maturing within twelve months, issued without third-party credit enhancement, and not subordinated by its term in right of payment to other Indebtedness of the Borrower. In the event that no such ratings are available on such unsecured Indebtedness of the Borrower, the Senior Debt Rating shall be the rating implied, in the reasonable discretion of the Administrative Agent, to such unsecured Indebtedness by reference to such other Indebtedness of the Borrower as shall be so rated.

SFAS 123R. Financial Accounting Standards Board Statement No. 123 (revised 2004), Share Based Payment, as amended or revised from time to time.

Specified Representations. Each of (a) the representations and warranties of the Borrower set forth in §§4.1, 4.11 and 4.13 hereof and (b) the representations and warranties of the Borrower and/or any of its Subsidiaries set forth in any Offer Document.

Stockholders’ Equity. As at any date of determination, the sum of (a) the capital accounts including common stock and preferred stock, but excluding treasury stock of the Borrower plus (b) the earned surplus and capital surplus of the Borrower (excluding adjustments to translate foreign assets and liabilities for changes in foreign exchange rates made in accordance with Financial Accounting Standards Board Statement No. 52), as determined in accordance with GAAP.

Subordinated Debt. Unsecured Indebtedness of the Borrower or any of its Subsidiaries that is expressly subordinated and made junior to the payment and performance of the Obligations, and evidenced as such by a written instrument containing subordination provisions in form and substance approved by the Required Lenders in writing.

Subsidiary. Any corporation, association, trust, or other business entity of which the designated parent shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority (by number of votes) of the outstanding Voting Stock and the accounts of which are consolidated with such designated parent in accordance with GAAP. Unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

Substituted Lender. See §3.12 hereof.

Synthetic Lease. Any lease of goods or other property, whether real or personal, which is treated as an operating lease under GAAP and as a loan or financing for U.S. income tax purposes.

Total Commitment. The sum of the Commitment Amounts of the Lenders, as in effect from time to time. The Total Commitment as of the Closing Date is $400,000,000.

Transactions. Collectively, the transactions contemplated in the Offer Documents and the Loan Documents, the financing of the Corporate Express Acquisition including the financing contemplated by this Credit Agreement, and the repayment of any Indebtedness of Corporate Express and its Subsidiaries contemplated to be refinanced in connection with (or as a result of) the Corporate Express Acquisition.

Type. As to any Loan, its nature as a Base Rate Loan or a Eurocurrency Rate Loan.

USA Patriot Act. The USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended from time to time.

Voting Stock. Capital Stock of any class or classes (however designated), the holders of which are at the time entitled, as such holders, to vote for the election of a majority of the directors (or persons performing similar functions) of the corporation, association, trust or other business entity involved, whether or not the right so to vote exists by reason of the happening of a contingency.

§1.2.                    Rules of Interpretation

(a)                                 A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Credit Agreement.

(b)                                The singular includes the plural and the plural includes the singular.

(c)                                 A reference to any law includes any amendment or modification to such law.

(d)                                A reference to any Person includes its permitted successors and permitted assigns.

(e)                                 Accounting terms not otherwise defined herein have the meanings assigned to them by generally accepted accounting principles applied on a consistent basis by the accounting entity to which they refer.

(f)                                   The words “include”, “includes” and “including” are not limiting.

(g)                                All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the Commonwealth of Massachusetts, have the meanings assigned to them therein, with the term “instrument” being that defined under Article 9 of the Uniform Commercial Code.

(h)                                Reference to a particular “§” refers to that section of this Credit Agreement unless otherwise indicated.

(i)                                    The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Credit Agreement as a whole and not to any particular section or subdivision of this Credit Agreement.

(j)                                    Unless otherwise expressly indicated, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including,” the words “to” and “until” each mean “to but excluding,” and the word “through” means “to and including.”

(k)                                 This Credit Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are, however, additive and are to be performed in accordance with the terms thereof.

(l)                                    This Credit Agreement and the other Loan Documents are the result of negotiation among, and have been reviewed by counsel to, among others, the Administrative Agent and the Borrower and are the product of discussions and negotiations among all parties. Accordingly, this Credit Agreement and the other Loan Documents are not intended to be construed against the Administrative Agent or any of the Lenders merely on account of the Administrative Agent’s or any Lender’s involvement in the preparation of such documents.

§2.                               THE CREDIT FACILITY.

§2.1.                    Commitment to Lend Loans. Subject to the terms and conditions set forth in this Credit Agreement, each of the Lenders severally agrees to make Loans to the Borrower on the Closing Date (or as otherwise contemplated by the last sentence of §9.2 hereof) in Dollars and in such amounts as are requested by the Borrower, provided that (i) the principal amount of the Loan made by each Lender shall not at any time exceed such Lender’s Commitment Amount and (ii) (after giving effect to all amounts requested) the outstanding Loans shall not exceed the Total Commitment. Any portion of the Commitment Amounts not drawn on the Closing Date will terminate automatically. Notwithstanding anything herein to the contrary, only one drawdown of Loans shall be permitted under this Credit Agreement (subject to the last sentence of §9.2 hereof).

§2.2.                    Requests for Loans. The Borrower shall give to the Administrative Agent written notice in the form of Exhibit A hereto (or telephonic notice confirmed in a writing in the form of Exhibit A hereto) of each Loan requested hereunder (a “Loan Request”) not later than (a) 12:00 noon (New York time) on the proposed Drawdown Date of any Base Rate Loan and (b) 12:00 noon (New York time) three (3) Business Days prior to the proposed Drawdown Date of any Eurocurrency Rate Loan. Each such notice shall specify (i) the principal amount of the Loan requested, (ii) the proposed Drawdown Date of such Loan, (iii) with respect to any Eurocurrency Rate Loan, the initial Interest Period relating thereto and (iv) the Type of such Loan. Promptly upon receipt of any such notice, the Administrative Agent shall notify each of the Lenders thereof. Each Loan Request shall be irrevocable and binding on the Borrower and shall obligate the Borrower to accept the Loan requested from the Lenders on the proposed Drawdown Date. Each Loan Request shall be (A) in a minimum aggregate amount of $1,000,000 or an integral multiple thereof with respect to Base Rate Loans and (B) in a minimum aggregate amount of $5,000,000 or an integral multiple of $l,000,000 with respect to Eurocurrency Rate Loans.

§2.3.                    Funds for Loans.

§2.3.1.          Funding Procedures. Each of the relevant Lenders will make available to the Administrative Agent, to the account of the Administrative Agent most recently designated by it for such purpose to the Lenders, in Same Day Funds, the amount of such Lender’s Commitment Percentage of the amount of the requested Loans not later than 1:30 p.m. (New York time) on the proposed Drawdown Date of any Loans. Upon receipt from each Lender of such amount, and upon receipt of the documents required by §9 hereof and the satisfaction of the other conditions set forth therein, to the extent applicable, the Administrative Agent will make available to the Borrower the aggregate amount of such Loans made available to the Administrative Agent by the relevant Lenders. The failure or refusal of any Lender to make available to the Administrative Agent its Commitment Percentage of the requested Loans on any Drawdown Date shall not excuse any other Lender from making available to the Administrative Agent the amount of such other Lender’s Commitment Percentage of any requested Loans.

§2.3.2.          Advances by Administrative Agent.

(a)                                 The Administrative Agent may, unless notified to the contrary by any Lender prior to a Drawdown Date, assume that such Lender has made available to the Administrative Agent on such Drawdown Date the amount of such Lender’s Commitment Percentage of the Loans to be made on such Drawdown Date, and the Administrative Agent may (but it shall not be required to), in reliance upon such assumption, make available to the Borrower a corresponding amount. If any Lender makes available to the Administrative Agent such amount on a date after such Drawdown Date, such Lender shall pay to the Administrative Agent on demand an amount equal to the product of (a) the average computed for the period referred to in clause (c) below, of the Overnight Rate for each day included in such period, times (b) the amount of such Lender’s Commitment Percentage of such Loans, times (c) a fraction, the numerator of which is the number of days that elapse from and including such Drawdown Date to the date on which the amount of such Lender’s Loans shall become immediately available to the Administrative Agent, and the denominator of which is 360. A statement of the Administrative Agent submitted to such Lender with respect to any amounts owing under this §2.3.2 shall be prima facie evidence of the amount due and owing to the Administrative Agent by such Lender. If the amount of such Lender’s Loans is not made available to the Administrative Agent by such Lender within three (3) Business Days following such Drawdown Date, the Administrative Agent shall be entitled to recover such amount from the Borrower on demand, with interest thereon at the rate per annum applicable to the Loans made on such Drawdown Date and the Borrower may take the actions permitted under §3.12 hereof to replace such Lender. Any payment by the Borrower to the Administrative Agent of any Loans pursuant to this §2.3.2 shall be deemed to be a payment of the Loans that were to be made by the Lender that failed to make such Loans.

(b)                                Unless the Borrower has notified the Administrative Agent prior to the date any payment is required to be made by it to the Administrative Agent hereunder, that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has timely made such payment and may (but shall not be so required to), in reliance thereon, make available a corresponding amount to such Lender. If and to the extent that such payment was not in fact made to the Administrative Agent by the Borrower in Same Day Funds, then each Lender shall forthwith on demand repay to the Administrative Agent the portion of such assumed payment that was made available to such Lender in Same Day Funds, together with interest thereon in respect of each day from and including the date such amount was made available by the Administrative Agent to such Lender to the date such amount is repaid to the Administrative Agent in Same Day Funds at the Overnight Rate from time to time in effect.

(c)                                 A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under §§2.3.2(a) and (b) hereof shall be conclusive, absent manifest error.

§2.4.                    Reduction of Total Commitment. The Borrower shall have the right at any time and from time to time prior to the Maturity Date upon three (3) Business Days’ prior written notice to the Administrative Agent to reduce by $5,000,000 or an integral multiple thereof or terminate entirely the Total Commitment, whereupon the Commitment Amount of each Lender shall be reduced pro rata in accordance with its Commitment Percentage by the amount specified in such notice or, as the case may be, terminated. Promptly after receiving any notice of the Borrower delivered pursuant to this §2.4, the Administrative Agent will notify the Lenders of the substance thereof. No reduction or termination of the Total Commitment may be reinstated.

Unless previously terminated, the Total Commitment shall terminate entirely and automatically at 5:00 p.m., New York City time, on the earlier of (a) the Closing Date and (b) July 11, 2008 (if the Closing Date shall not have occurred on or prior to such date).

§2.5.                    Maturity of Loans. The Borrower promises to pay on the Maturity Date, and there shall become absolutely due and payable on the Maturity Date, all of the Loans outstanding to the Borrower on such date, together with any and all accrued and unpaid interest thereon.

§2.6.                    [Reserved].

§2.7.                    Optional Repayments of Loans. The Borrower shall have the right, at its election, to repay the outstanding amount of the Loans, as a whole or in part, at any time without penalty or premium, provided that any full or partial repayment of the outstanding amount of any Eurocurrency Rate Loans pursuant to this §2.7 may be made only on the last day of the Interest Period relating thereto unless the Borrower pays each Lender, in accordance with §3.10 hereof, the costs and expenses incurred by such Lender as a result of the repayment of such Eurocurrency Rate Loan on a day other than the last day of the Interest Period relating thereto. The Borrower shall give the Administrative Agent, prior written notice no later than 1:00 p.m., (New York time), on the date of any proposed repayment pursuant to this §2.7 of Base Rate Loans and no later than 1:00 p.m., (New York time), three (3) Business Days’ prior to any proposed repayment pursuant to this §2.7 of Eurocurrency Rate Loans, in each case specifying the proposed date of repayment of such Loans and the principal amount to be prepaid. Each such partial repayment of the Loans shall be in an integral multiple of $5,000,000 and shall be applied, in the absence of instruction by the Borrower, first to the principal of Base Rate Loans and then to the principal of Eurocurrency Rate Loans. Each partial repayment of Loans shall be allocated ratably among the Lenders in proportion to the respective unpaid principal amount of the Loans made by each Lender being prepaid. Loans, once prepaid, may not be reborrowed.

§2.8.                    Interest on Loans. (a)  Except as otherwise provided in §3.11 hereof,

(i)                                     each Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and to but excluding the date of payment thereof at the rate per annum equal to the Base Rate plus the Applicable Margin (subject to adjustment from time to time as provided in the last paragraph of the definition of “Applicable Margin”); and

(ii)                                  each Eurocurrency Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and to but excluding the last day of the Interest Period with respect thereto at the rate per annum equal to the Eurocurrency Rate determined for such Interest Period plus the Applicable Margin (subject to adjustment from time to time as provided in the last paragraph of the definition of “Applicable Margin”).

(b)                                Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Total Commitment; provided that, in the event of any repayment or prepayment of any Loan (other than a repayment or prepayment of a Base Rate Loan prior to the Maturity Date), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment.

§2.9.                    Conversion Options.

§2.9.1.          Conversion to Different Type of Loan. The Borrower may elect from time to time to convert any outstanding Loan to a Loan of another Type,

provided that (a) with respect to any such conversion of a Eurocurrency Rate Loan to a Base Rate Loan, the Borrower shall give the Administrative Agent at least one (1) Business Day’s prior written notice of such election; (b) with respect to any such conversion of a Base Rate Loan to a Eurocurrency Rate Loan, the Borrower shall give the Administrative Agent at least three (3) Business Days’ prior written notice of such election; (c) with respect to any such conversion of a Eurocurrency Rate Loan into a Base Rate Loan, such conversion shall only be made on the last day of the Interest Period with respect to such Eurocurrency Rate Loan; and (d) no Base Rate Loan may be converted into a Eurocurrency Rate Loan when any Default or Event of Default has occurred and is continuing. On the date on which such conversion is being made each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Lending Office for domestic loans or its Lending Office for Eurocurrency Rate Loans, as the case may be. All or any part of outstanding Loans of any Type may be converted into a Loan of another Type as provided herein, provided that any partial conversion shall be in an aggregate principal amount of $5,000,000 or a whole multiple of $1,000,000 in excess thereof. Each Conversion Request relating to the conversion of a Loan to a Eurocurrency Rate Loan shall be irrevocable by the Borrower.

§2.9.2.          Continuation of Type of Loan. Any Eurocurrency Rate Loan may be continued as a Eurocurrency Rate Loan upon the expiration of an Interest Period with respect thereto by compliance by the Borrower with the notice provisions contained in §2.9.1 hereof; provided that no Eurocurrency Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the first Interest Period relating thereto ending during the continuance of any Default or Event of Default of which officers of the Administrative Agent active upon the Borrower’s account have actual knowledge. In the event that the Borrower fails to provide any such notice with respect to continuation of a Eurocurrency Rate Loan as such, than such Eurocurrency Rate shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto. The Administrative Agent shall notify the Lenders and the Borrower promptly when any such automatic conversion contemplated by this §2.9.2 is scheduled to occur.

§2.9.3.          Eurocurrency Rate Loans. Any conversion to or from Eurocurrency Rate Loans shall be in such amounts and be made pursuant to such elections so that, after giving effect thereto, the aggregate principal amount of all Eurocurrency Rate Loans having the same Interest Period shall not be less than 5,000,000 or a whole multiple of $1,000,000 in excess thereof. No more than six (6) Eurocurrency Rate Loans having different Interest Periods may be outstanding at any time.

§2.10.             Evidence of Debt. The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note (a “Note”), which shall evidence such Lender’s Loans in addition to such accounts or records. Each Lender may attach schedules to its Note and endorse thereon the date, Type (if applicable), amount and maturity of its Loans and payments with respect thereto.

§3.                               CERTAIN GENERAL PROVISIONS; FEES.

§3.1.                    Administrative Agent Fees. The Borrower shall pay the fees (the “Administrative Agent Fees”) to the Administrative Agent for its own account in the amount and at the times separately agreed upon in writing between the Borrower and the Administrative Agent.

§3.2.                    Duration Fees. The Borrower shall pay to each Lender a duration fee equal to 0.25% of the principal amount of each Lender’s Loans outstanding on the date 90 days after the Closing Date, which fee will be paid to the Lenders on such 90th day (or if such day is not a Business Day, on the next succeeding Business Day)

§3.3.                    Funds for Payments.

§3.3.1.          Payments to Administrative Agent. All payments of principal, interest, Commitment Fees and any other fees or amounts due hereunder or under any of the other Loan Documents shall be made in Dollars to the Administrative Agent, for the respective accounts of the Lenders and the Administrative Agent, not later than 2:00 p.m. (New York time), to the account of the Administrative Agent most recently designated by it for such purpose to the Lenders, in each case in Same Day Funds.

§3.3.2.          No Offset, Etc. All payments by the Borrower hereunder and under any of the other Loan Documents shall be made without condition or deduction for any recoupment, defense, setoff or counterclaim and free and clear of and without deduction for any taxes, levies, imposts, duties, charges, fees, deductions, withholdings, compulsory loans, restrictions or conditions of any nature now or hereafter imposed or levied by any jurisdiction or any political subdivision thereof or taxing or other authority therein unless the Borrower is compelled by law to make such deduction or withholding. If any such obligation is imposed upon the Borrower with respect to any amount payable by it hereunder or under any of the other Loan Documents, other than (a) with respect to taxes based upon the Administrative Agent’s or any Lender’s net income, or (b) with respect to amounts owing to a Lender that (i) is not incorporated under the laws of the United States of America or a state thereof and (ii) has not delivered to the Administrative Agent the forms referred to in §3.3.3 hereof, the Borrower will pay to the Administrative Agent, for the account of the Lenders or (as the case may be) the

Administrative Agent, on the date on which such amount is due and payable hereunder or under such other Loan Document, such additional amount as shall be necessary to enable the Lenders or the Administrative Agent to receive the same net amount which the Lenders or the Administrative Agent would have received on such due date had no such obligation been imposed upon the Borrower. The Borrower will deliver promptly to the Administrative Agent certificates or other valid vouchers for all taxes or other charges deducted from or paid with respect to payments made by the Borrower hereunder or under such other Loan Document.

§3.3.3.          Withholding. Each Lender and the Administrative Agent that is not a U.S. Person as defined in Section 7701(a)(30) of the Code for federal income tax purposes (a “Non-U.S. Lender”) hereby agrees that, if and to the extent it is legally able to do so, it shall, on the date it becomes a Lender hereunder, deliver to the Borrower and the Administrative Agent such certificates, documents or other evidence, as and when required by the Code or Treasury Regulations issued pursuant thereto, including (a) in the case of a Non-U.S. Lender that is a “bank” for purposes of Section 881(c)(3)(A) of the Code, two (2) duly completed copies of Internal Revenue Service Form W-8BEN or Form W-8ECI and any other certificate or statement of exemption required by Treasury Regulations, or any subsequent versions thereof or successors thereto, properly completed and duly executed by such Lender or the Administrative Agent establishing that with respect to payments of principal, interest or fees hereunder it is (i) not subject to United States federal withholding tax under the Code because such payment is effectively connected with the conduct by such Lender or Administrative Agent of a trade or business in the United States or (ii) totally exempt from United States federal withholding tax under a provision of an applicable tax treaty and (b) in the case of a Non-U.S. Lender that is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, a certificate in form and substance reasonably satisfactory to the Administrative Agent and the Borrower and to the effect that (i) such Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Code, is not subject to regulatory or other legal requirements as a bank in any jurisdiction, and has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from any tax, securities law or other legal requirements, (ii) is not a ten percent (10%) shareholder for purposes of Section 881(c)(3)(B) of the Code and (iii) is not a controlled foreign corporation receiving interest from a related person for purposes of Section 881(c)(3)(C) of the Code, together with a properly completed Internal Revenue Service Form W-8 or W-9, as applicable (or successor forms). Each Lender or the Administrative Agent agrees that it shall, promptly upon a change of its lending office or the selection of any additional lending office, to the extent the forms previously delivered by it pursuant to this §3.3.3 are no longer effective, and promptly upon the Borrower’s or the Administrative Agent’s reasonable request after the occurrence of any other event (including the passage of time) requiring the delivery of a Form W-8BEN, Form W-8ECI, Form W-8 or W-9 in addition to or in replacement of the forms previously delivered, deliver to the Borrower and the Administrative Agent, as applicable, if and to the extent it is properly entitled to do so, a properly completed and executed Form W-8BEN, Form W-8ECI, Form W-8 or W-9, as applicable (or any successor forms thereto).

Each Lender shall promptly (A) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (B) take such reasonable steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary to avoid any requirement of applicable laws of any such jurisdiction that the Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, the Borrower shall promptly deliver to the Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Effective Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the laws of any jurisdiction, duly executed and completed by the Borrower, as are required to be furnished by such Lender or the Administrative Agent under such laws in connection with any payment by the Administrative Agent or any Lender of taxes or otherwise in connection with the Loan Documents, with respect to such jurisdiction. This §3.3.3 shall not be construed to require the Administrative Agent, any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

§3.4.                    Computations. All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest shall be based on a 360-day year, and, in each case, paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period”, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension.

§3.5.                    Inability to Determine Eurocurrency Rate. In the event, prior to the commencement of any Interest Period relating to any Eurocurrency Rate Loan, the Administrative Agent shall determine or be notified by the Required Lenders that adequate and reasonable methods do not exist for ascertaining the Eurocurrency Rate that would otherwise determine the rate of interest to be applicable to any Eurocurrency Rate Loan during any Interest Period, the Administrative Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Borrower and the Lenders) to the Borrower and the Lenders. In such event (a) any Loan Request or Conversion Request with respect to Eurocurrency Rate Loans shall be automatically withdrawn and shall be deemed a request for Base Rate Loans, (b) each Eurocurrency Loan, will automatically, on the last day of the then current Interest Period relating thereto, become a Base Rate Loan, and (c) the obligations of the Lenders to make Eurocurrency Rate Loans shall be suspended until the Administrative Agent or the Required Lenders, as applicable, determine that the circumstances giving rise to such suspension no longer exist, whereupon the Administrative Agent or, as the case may be, the Administrative Agent upon the instruction of the Required Lenders, shall so notify the Borrower and the Lenders.

§3.6.                    Illegality.  Notwithstanding any other provisions herein, if any present or future law, regulation, treaty or directive or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurocurrency Rate Loans, such Lender shall forthwith give notice of such circumstances to the Borrower and the other Lenders and thereupon the commitment of such Lender to make Eurocurrency Rate Loans or convert Base Rate Loans to Eurocurrency Rate Loans shall forthwith be suspended and such Lender’s Loans then outstanding as Eurocurrency Rate Loans, if any, shall be automatically, on the last day of the then current Interest Period relating thereto or within such earlier period as may be required by law, converted to a Base Rate Loan.  The Borrower hereby agrees promptly to pay the Administrative Agent for the account of such Lender, upon demand by such Lender, any additional amounts necessary to compensate such Lender for any costs incurred by such Lender in making any conversion in accordance with this §3.6, including any interest or fees payable by such Lender to lenders of funds obtained by it in order to make or maintain its Eurocurrency Rate Loans hereunder.

§3.7.                    Additional Costs, Etc.  If any change after the Effective Date to any present applicable law or if any future applicable law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to any Lender or the Administrative Agent by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(a)                                 subject any Lender or the Administrative Agent to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Credit Agreement, the other Loan Documents, such Lender’s Commitment or the Loans (other than taxes based upon or measured by the income or profits of such Lender or the Administrative Agent), or

(b)                                materially change the basis of taxation (except for changes in taxes on income or profits) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender or the Administrative Agent under this Credit Agreement or any of the other Loan Documents, or

(c)                                 impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Credit Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)                                impose on any Lender or the Administrative Agent any other conditions or requirements with respect to this Credit Agreement, the other Loan Documents, the Loans, such Lender’s Commitment, or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part, and the result of any of the foregoing is:

(i)                                    to increase the cost to any Lender, of making, funding or maintaining any of the Loans or such Lender’s Commitment, or

(ii)                                 to reduce the amount of principal, interest, or other amount payable to such Lender or the Administrative Agent hereunder on account of such Lender’s Commitment or any of the Loans, or

(iii)                              to require such Lender or the Administrative Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Administrative Agent from the Borrower hereunder, then, in each such case and to the extent that the amount of such additional cost, reduction, payment, foregone interest or other sum is not reflected in the Base Rate or the Eurocurrency Rate, the Borrower will, upon demand made by such Lender or (as the case may be) the Administrative Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Administrative Agent such additional amounts as will be sufficient to compensate such Lender or the Administrative Agent for such additional cost, reduction, payment or foregone interest or other sum (without duplication for recovery of such amounts under any other provision hereof), provided that the Borrower shall not be liable to any Lender or the Administrative Agent for costs incurred more than sixty (60) days prior to receipt by the Borrower of such demand for payment from such Lender or (as the case may be) the Administrative Agent unless such costs were incurred prior to such 60-day period solely as a result of such present or future applicable law being retroactive to a date which occurred prior to such 60-day period.

§3.8.                    Capital Adequacy.  If after the Effective Date any Lender or the Administrative Agent determines that the adoption of or change in any law, governmental rule, regulation, policy, guideline or directive (whether or not having the force of law) regarding capital requirements for banks or bank holding companies or any change in the interpretation or application thereof by a Governmental Authority with appropriate jurisdiction has the effect of reducing the return on such Lender’s or the Administrative Agent’s commitment with respect to any Loans to a level below that which such Lender or the Administrative Agent could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or the Administrative Agent’s then existing policies with respect to capital adequacy and assuming full utilization of such entity’s capital) by any amount deemed by such Lender or (as the case may be) the Administrative Agent to be material, then such Lender or the Administrative Agent may notify the Borrower of such fact.  To the extent that the amount of such reduction in the return on capital is not reflected in the Base Rate or the Eurocurrency Rate, then the Borrower agrees to pay such Lender or (as the case may be) the Administrative Agent for the amount of such reduction in the return on capital as and when such reduction is determined upon presentation by such Lender or (as the case may be) the Administrative Agent of a certificate in accordance with §3.9 hereof, provided that the Borrower shall not be liable to any Lender or the Administrative Agent for costs incurred more than sixty (60) days prior to receipt by the Borrower of the notice referred to in the immediately preceding sentence from such Lender or (as the case may be) the Administrative Agent.  Each Lender shall allocate such cost increases among its customers in good faith and on an equitable basis.

§3.9.                    Certificate.  A certificate setting forth any additional amounts payable pursuant to §§3.7 or 3.8 hereof and a brief explanation of such amounts which are due, submitted by any Lender or the Administrative Agent to the Borrower, shall be conclusive, absent manifest error, that such amounts are due and owing.  If the Borrower is required to pay any additional amounts pursuant to §§3.7 or 3.8 hereof with respect to any Lender, the Borrower may, following payment in full of the amount or amounts due set forth in such certificate, take the actions permitted by §3.12 hereof to replace such Lender.

§3.10.             Indemnity.  The Borrower agrees to indemnify each Lender and to hold each Lender harmless from and against all redeployment costs or expenses that such Lender may reasonably sustain or incur as a consequence of (a) default by the Borrower in payment of the principal amount of or any interest on any Eurocurrency Rate Loan as and when due and payable, including any such cost or expense arising from interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain its Eurocurrency Rate Loans, (b) default by the Borrower in making a borrowing or conversion after the Borrower has given (or is deemed to have given) a Loan Request or a Conversion Request relating thereto in accordance with §§2.2 or 2.9 hereof or (c) the making of any payment of a Eurocurrency Rate Loan or the making of any conversion of any Eurocurrency Rate Loan to a Base Rate Loan on a day that is not the last day of the applicable Interest Period with respect thereto, including interest or fees payable by such Lender to lenders of funds obtained by it in order to maintain any such Loans.

§3.11.             Interest After Default.  Overdue principal and (to the extent permitted by applicable law) interest on the Loans and all other overdue amounts payable hereunder or under any of the other Loan Documents, if not repaid on or before the fifth calendar day following the day such payment was due, shall bear interest from the due date thereof, compounded monthly and payable on demand at any time from and after the fifth calendar day following the day such payment was due, at a rate per annum equal to two percent (2%) above the rate of interest then applicable thereto (or, if no rate of interest is then applicable thereto, the Base Rate) until such amount shall be paid in full (after as well as before judgment).

§3.12.             Replacement of Individual Lenders.  Upon the happening of any of the events set forth in §§2.3.2, 3.3.2, 3.3.3, 3.6, 3.7, 3.8 or 3.13 hereof, or in the case of a Delinquent Lender, the Borrower may (provided that at the time no Default or Event of Default exists or would result after giving effect to the Borrower’s action) prepay in full all Loans and other obligations owing by the Borrower to each affected Lender under

§§2.3.2, 3.3.2, 3.3.3, 3.6, 3.7, 3.8 or 3.13 hereof and/or each Delinquent Lender (each such Lender being called a “Substituted Lender”), together with all amounts payable by the Borrower under §3.10 hereof with respect to such prepayment, and terminate the Commitment(s) of such Lender(s) subject to the following conditions:

(a)                                 the Borrower shall have delivered to the Administrative Agent not less than ten (10) Business Days (or, in the case of a replacement of a Delinquent Lender, such lesser number of Business Days acceptable to the Administrative Agent) prior to the exercise of its rights under this §3.12 a written commitment in form and substance satisfactory to the Administrative Agent and each of the Lenders from a financial institution (the “Replacement Lender”) reasonably acceptable to the Administrative Agent and each of the remaining Lenders (other than the Substituted Lender) in which such Replacement Lender agrees to become a “Lender” under this Credit Agreement, having a Commitment Amount in the amount of the Substituted Lender’s Commitment Amount;

(b)                                the Borrower shall have given appropriate notice of any prepayment under this §3.12 as required by §3.7 hereof and subject to all other provisions of this Credit Agreement; and

(c)                                 simultaneously with any prepayment of all Loans and other obligations owing by the Borrower to a Substituted Lender under this §3.12, the Substituted Lender shall have assigned, pursuant to §18 hereof the Commitment of such Substituted Lender to the Replacement Lender and such Replacement Lender shall have become a Lender under this Credit Agreement, having a Commitment Amount in the amount of such Substituted Lender’s Commitment Amount and such Replacement Lender shall have simultaneously funded all such Loans prepaid hereunder. Each of the Lenders agrees that in the event that it becomes a Substituted Lender pursuant to this §3.12, it will cooperate and assign its Commitment pursuant to this §3.12(c).

§3.13.             Additional Reserve Requirements.  The Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Rate Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower shall have received at least ten (10) days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice ten (10) days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable ten (10) days from receipt of such notice.

§3.14.             Guaranties.  The payment and performance of the Obligations shall be guaranteed by each Guarantor pursuant to the Guaranties, each of which shall be in the form of Exhibit B hereto.  The Borrower may cause additional Subsidiaries of the

Borrower to become Guarantors hereunder by causing such Subsidiary or Subsidiaries to agree to be bound by the provisions of the Guaranty, to execute and deliver a Joinder Agreement and to deliver such legal opinions and other documents and instruments as the Administrative Agent may request.  The Administrative Agent and the Lenders hereby agree that they shall, upon the written request of the Borrower and at the cost and expense of the Borrower, release any Guarantor from its obligations to the Administrative Agent and the Lenders under the Guaranty to which such Guarantor is a party if, and only if, (a) such Guarantor is not a guarantor of any of the Borrower’s publicly issued notes or bonds outstanding from time to time, (b) no Default or Event of Default shall have occurred and be continuing on the date of such release and (c) the Borrower shall have delivered to the Administrative Agent and the Lenders on the date of such release a certificate signed by an authorized officer of the Borrower and evidence satisfactory to the Administrative Agent and the Lenders showing compliance with the provisions of clauses (a) and (b) of this §3.14.  The Borrower shall deliver to the Lenders an updated Schedule 2 upon the release or addition of any Guarantor as provided in this §3.14.

§4.                              REPRESENTATIONS AND WARRANTIES.

The Borrower represents and warrants to the Lenders and the Administrative Agent as follows:

§4.1.                    Corporate Authority.

§4.1.1.          Incorporation; Good Standing.  The Borrower and each Guarantor (a) is a corporation (or similar business entity) or, as the case may be, a Massachusetts Business Trust duly organized, validly existing and in good standing under the laws of its state of incorporation or organization, (b) has all requisite corporate (or the equivalent company) or, as the case may be, trust power to own its property and conduct its business as now conducted and as presently contemplated, and (c) is in good standing as a foreign corporation (or similar business entity) and is duly authorized to do business in each jurisdiction where such qualification is necessary except where a failure to be so qualified would not have a materially adverse effect on the business, assets or financial condition of the Borrower.

§4.1.2.          Authorization.  The execution, delivery and performance of this Credit Agreement and the other Loan Documents by the Borrower and each Guarantor which is or is to become a party thereto, and the transactions contemplated hereby and thereby (a) are within the corporate (or the equivalent company) or, as the case may be, trust authority of such Person, (b) have been duly authorized by all necessary corporate (or the equivalent company) or, as the case may be, trust proceedings, (c) do not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Person is subject which would have a material adverse effect either individually or in the aggregate on the Borrower and its Subsidiaries taken as a whole or on the ability of such Person to fulfill its obligations under this Credit Agreement and the other Loan Documents to which it is a party, (d) do not conflict with or result in any breach or contravention of any judgment, order, writ, injunction, license or permit applicable to the Borrower or any Guarantor and (e) do not conflict with any provision of the corporate charter or bylaws (or similar constitutive documents) or, as the case may be, the Agreement and Declaration of Trust of, or any agreement or other instrument binding upon, the Borrower or any Guarantor.

§4.1.3.          Enforceability.  The execution and delivery of this Credit Agreement and the other Loan Documents to which the Borrower or any Guarantor is or is to become a party will result in valid and legally binding obligations of such Person enforceable against it in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and except to the extent that availability of the remedy of specific performance or injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

§4.2.                    Governmental Approvals.  The execution, delivery and performance by the Borrower and the Guarantors of this Credit Agreement and the other Loan Documents to which the Borrower or any Guarantor is or is to become a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing with, any Governmental Authority other than those already obtained.

§4.3.                    Title to Properties; Leases.  Except as indicated on Schedule 4.3 hereto, the Borrower and its Subsidiaries own all of the assets reflected in the consolidated balance sheet of the Borrower as at the Balance Sheet Date or acquired since that date (except property and assets sold or otherwise disposed of in the ordinary course of business since that date), subject to no rights of others, including any mortgages, leases, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§4.4.                    Financial Statements; Fiscal Year.  (a)  There has been furnished to each of the Lenders an audited consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, and consolidated statements of income and cash flows of the Borrower and its Subsidiaries for the fiscal year then ended, certified by Ernst & Young LLP.  Such balance sheet and statements of income and cash flows have been prepared in accordance with GAAP and fairly present the financial condition of the Borrower and its Subsidiaries as at the close of business on the date thereof and the results of operations for the fiscal year then ended.  There are no contingent liabilities of the Borrower or any of its Subsidiaries as of such date involving material amounts, known to the officers of the Borrower, which were not disclosed in such balance sheet and the notes related thereto.

(b)                                The Borrower has a fiscal year which is the 52/53 week period ending on the Saturday closest to January 31st of each year.

§4.5.                    No Material Changes, Etc.  Since the Balance Sheet Date there has occurred no change in the operations, business, properties, assets or financial condition of the Borrower and its Subsidiaries as shown on or reflected in the consolidated balance sheet of the Borrower and its Subsidiaries as at the Balance Sheet Date, or the consolidated statements of income and cash flows for the fiscal year then ended, other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole.  Since the Balance Sheet Date, the Borrower has not made any Distributions except Distributions made in compliance with §6.4 hereof.

§4.6.                    Franchises, Patents, Copyrights, Etc.  The Borrower and each of its Subsidiaries possesses all franchises, patents, copyrights, trademarks, trade names, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of its business substantially as now conducted without known conflict with any rights of others.

§4.7.                    Litigation.  Except as set forth in Schedule 4.7 hereto, there are no actions, suits, proceedings or investigations of any kind pending or, to the best of the Borrower’s knowledge, threatened against the Borrower or any of its Subsidiaries before any court, tribunal or administrative agency or board that, either in any case or in the aggregate, would be reasonably likely to (i) materially adversely affect the properties, assets, financial condition or business of the Borrower and its Subsidiaries taken as a whole, (ii) materially impair the right of the Borrower and each of its Subsidiaries to carry on business substantially as now conducted by it, (iii) result in any substantial liability not adequately covered by insurance, or for which adequate reserves are not maintained on the consolidated balance sheet of the Borrower and its Subsidiaries or (iv) question the validity of this Credit Agreement or any of the other Loan Documents, or any action taken or to be taken pursuant hereto or thereto.

§4.8.                    Compliance with Other Instruments, Laws, Etc.  Neither the Borrower nor any of its Subsidiaries is in violation of any provision of its charter documents, bylaws (or equivalent constitutive documents), or any agreement or instrument to which it may be subject or by which it or any of its properties may be bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that could result in the imposition of substantial penalties or materially and adversely affect the financial condition, properties or business of the Borrower and its Subsidiaries taken as a whole.

§4.9.                    Tax Status.  The Borrower and each of its Subsidiaries (a) has made or filed all applicable federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (b) has paid all taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings and (c) has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply.  Except as set forth on Schedule 4.9 hereto, there are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Borrower know of no basis for any such claim.

§4.10.             No Event of Default.  No Default or Event of Default has occurred and is continuing.

§4.11.             Investment Company Act.  Neither the Borrower nor any of its Subsidiaries is an “investment company”, or a “principal underwriter” of an “investment company”, or a company controlled by an “investment company”, as such terms are defined in the Investment Company Act of 1940.

§4.12.             Employee Benefit Plans.

§4.12.1.   In General.  Each Employee Benefit Plan has been maintained and operated in compliance in all material respects with the provisions of ERISA, all Applicable Pension Legislation, and, to the extent applicable, the Code, including but not limited to the provisions thereunder respecting the bonding of fiduciaries and other persons handling plan funds as required by §412 of ERISA.  No prohibited transaction has occurred that would result in material liability for the Borrower or any of its Subsidiaries.

§4.12.2.   Terminability of Welfare Plans.  No Employee Benefit Plan which is an employee welfare benefit plan within the meaning of §3(1) or §3(2)(B) of ERISA provides benefit coverage subsequent to termination except as required by Title I, Subtitle B, Part 6 of ERISA or applicable state law. The Borrower may terminate each such Plan at any time (or at any time subsequent to the expiration of any applicable bargaining agreement) in the discretion of the Borrower without liability to any Person other than for claims arising or benefits accruing prior to termination.

§4.12.3.   Guaranteed Pension Plans.  Each contribution required to be made to a Guaranteed Pension Plan, whether required to be made to avoid the incurrence of an accumulated funding deficiency, the notice or lien provisions of §302(f) of ERISA, or otherwise, has been timely made.  No waiver of an accumulated funding deficiency or extension of amortization periods has been received with respect to any Guaranteed Pension Plan, and neither the Borrower nor any ERISA Affiliate is obligated to or has posted security in connection with an amendment to a Guaranteed Pension Plan pursuant to §307 of ERISA or §401(a)(29) of the Code.  No liability to the PBGC (other than required insurance premiums, all of which have been paid) has been incurred by the Borrower or any ERISA Affiliate with respect to any Guaranteed Pension Plan and there has not been any ERISA Reportable Event, or any other event or condition which presents a material risk of termination of any Guaranteed Pension Plan by the PBGC. Based on the latest valuation of each Guaranteed Pension Plan (which in each case occurred within twelve months of the date of this representation), and on the actuarial methods and assumptions employed for that valuation, except as set forth on Schedule 4.12 hereto, the aggregate benefit liabilities of all such Guaranteed Pension Plans within the meaning of §4001 of ERISA did not exceed the aggregate value of the assets of all such Guaranteed Pension Plans, disregarding for this purpose the benefit liabilities and assets of any Guaranteed Pension Plan with assets in excess of benefit liabilities.

§4.12.4.   Multiemployer Plans.  Neither the Borrower nor any ERISA Affiliate has incurred any material liability (including secondary liability) to any Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan under §4201 of ERISA or as a result of a sale of assets described in §4204 of ERISA.  Neither the Borrower nor any ERISA Affiliate has been notified that any Multiemployer Plan is in reorganization or insolvent under and within the meaning of §4241 or §4245 of ERISA or is at risk of entering reorganization or becoming insolvent, or that any Multiemployer Plan intends to terminate or has been terminated under §4041A of ERISA.

§4.13.             Regulations U and X, Etc.  The proceeds of the Loans shall be used for the purposes described in §5.12 hereof.  The Borrower is not engaged in the business of extending credit for the purpose of purchasing or carrying Margin Stock, and no portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” (as such term is defined in Regulation X) or Margin Stock in violation of the Margin Regulations.  Following application of the proceeds of each Loan, not more than twenty-five percent (25%) of the value of the assets of the Borrower and its Subsidiaries on a consolidated basis will consist of Margin Stock.

§4.14.             Environmental Compliance.  The Borrower has taken all reasonably necessary steps to investigate the past and present condition and usage of the Real Estate and the operations conducted thereon and, based upon such diligent investigation, has determined that:

(a)                                 none of the Borrower, its Subsidiaries nor any operator of the Real Estate or any operations thereon is in violation, or alleged violation, of any Environmental Laws, which violation would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries taken as a whole;

(b)                                neither the Borrower nor any of its Subsidiaries has received any Environmental Notice during the last five (5) years that has the potential to materially affect the assets, liabilities, financial condition or operations of the Borrower and its Subsidiaries taken as a whole, except as set forth on Schedule 4.14 hereto;

(c)                                 except as set forth on Schedule 4.14 hereto: (i) no portion of the Real Estate has been used for the handling, processing, storage or disposal of Hazardous Substances; and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate; in each case except in accordance with applicable Environmental Laws the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole; (ii) in the course of any activities conducted by the Borrower or operators of its properties, no Hazardous Substances have been generated or are being used on the Real Estate except in accordance with applicable Environmental Laws the noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole; (iii) there have been no releases or threatened releases of Hazardous Substances on, upon, into or from the properties of the Borrower or any of its Subsidiaries, which releases would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole; (iv) to the best of the Borrower’s knowledge, there have been no releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on the Real Estate and which would have a material adverse effect on the Borrower and its Subsidiaries, taken as a whole; and (v) in addition, any Hazardous Substances that have been generated on any of the Real Estate have, to the best of the Borrower’s knowledge, been transported offsite only as required under and in compliance with applicable Environmental Laws.

§4.15.             Foreign Assets Control Regulations, Etc.  None of the requesting or borrowing of the Loans, or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)).  Furthermore, neither the Borrower nor any of its Subsidiaries or, to Borrower’s knowledge, other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

§4.16.             Subsidiaries, Etc.  As of the Effective Date, other than those Subsidiaries of the Borrower described on Schedule 4.16(a) hereto, the Borrower has no other Subsidiaries.  As of the Effective Date, except as set forth on Schedule 4.16(b) hereto, neither the Borrower nor any Subsidiary of the Borrower is engaged in any joint venture or partnership with any other Person.  As of the Effective Date, except as set forth on Schedule 4.16(c) hereto, neither the Borrower nor any Subsidiary of the Borrower owns or has acquired an equity interest of fifty percent (50%) or less in any other Person.  The Borrower hereby agrees to deliver to the Lenders an updated Schedule 4.16(a), Schedule 4.16(b) or Schedule 4.16(c), as applicable, upon the acquisition or formation by the Borrower of any Subsidiary, the formation of any joint venture or partnership by the Borrower or any of its Subsidiaries with any other Person or the acquisition by the Borrower or any of its Subsidiaries of an equity interest of fifty percent (50%) or less in any other Person, in each case in accordance with the provisions of this Credit Agreement.

§4.17.             Taxpayer Identification Numbers.  The true and correct U.S. taxpayer identification number of the Borrower and each Guarantor as of the Effective Date is set forth on Schedule 4.17 hereto.

§5.                              AFFIRMATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan is outstanding or any Lender has any obligation to make any Loans:

§5.1.                    Punctual Payment.  The Borrower will duly and punctually pay or cause to be paid the principal and interest on the Loans, the Commitment Fee, the Administrative Agent Fees, all other fees and other amounts provided for in this Credit Agreement and the other Loan Documents to which the Borrower is a party, all in accordance with the terms of this Credit Agreement and such other Loan Documents.

§5.2.                    Maintenance of Office.  The Borrower will maintain its chief executive office in Framingham, Massachusetts, or at such other place in the United States of America as the Borrower shall designate upon written notice to the Administrative Agent, where notices, presentations and demands to or upon the Borrower in respect of the Loan Documents to which the Borrower is a party may be given or made.

§5.3.                    Records and Accounts.  The Borrower will (a) keep, and cause each of its Subsidiaries to keep, true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP and (b) maintain adequate accounts and reserves for all taxes, depreciation, depletion, obsolescence and amortization of its properties and the properties of its Subsidiaries, contingencies, and other reserves.

§5.4.                    Financial Statements, Certificates and Information.  The Borrower will deliver to the Administrative Agent (and the Administrative Agent will promptly, after receipt thereof, deliver to the Lenders):

(a)                                 as soon as practicable, but in any event not later than ninety (90) days after the end of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such year, and the related consolidated statement of income and consolidated statement of cash flows for such year, each setting forth in comparative form the figures for the previous fiscal year and all such consolidated statements to be in reasonable detail, prepared in accordance with GAAP, and certified without qualification by Ernst & Young LLP, any nationally recognized firm of independent certified public accountants or by other independent certified public accountants reasonably satisfactory to the Administrative Agent and (ii) a statement certified by the chief financial officer or the treasurer of the Borrower in substantially the form of Exhibit C hereto (a “Compliance Certificate”) and setting forth in reasonable detail computations evidencing compliance with the covenants contained in §7 hereof and (if applicable) reconciliations to reflect changes in GAAP since the Balance Sheet Date;

(b)                                as soon as practicable, but in any event not later than forty-five (45) days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, (i) copies of the unaudited consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such quarter, and the related consolidated statement of income and consolidated statement of cash flows for the portion of the Borrower’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by the chief financial officer or the treasurer of the Borrower that to the best of the Borrower’s knowledge, the information contained in such financial statements fairly presents the financial position of the Borrower and its Subsidiaries on the date thereof (subject to year-end adjustments) and (ii) a Compliance Certificate as of such fiscal quarter end;

(c)                                 from time to time such other financial data and information as the Administrative Agent or any Lender may reasonably request;

(d)                                (i) promptly upon becoming aware of the occurrence of any actual or claimed “Event of Termination” or similar event under and as defined in any of the documents relating to any receivables securitization transaction or other financing of any special purpose receivables Subsidiary of the Borrower, entered into or guaranteed by the Borrower and/or any of its Subsidiaries and then in effect, notice thereof, which notice shall describe such Event of Termination or similar event and indicate what steps the Borrower and its Subsidiaries are taking to remedy the same and (ii) promptly upon request therefor, such other information with respect thereto as the Administrative Agent shall reasonably request;

(e)                                 promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; and

(f)                                   promptly after the same are available, copies of each of the Offer Documents.

All Confidential Information concerning the Borrower supplied by the Borrower to the Lenders pursuant to the terms hereof will be held in confidence by the Lenders and the Lenders shall not disclose such Confidential Information except as permitted by §26 hereof.

Documents required to be delivered pursuant to this §5.4 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i)

on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at staples.com; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent or any Lender that requests in writing that the Borrower deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrower shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide paper copies of the Compliance Certificates required by §§5.4(a) and (b) hereof to the Administrative Agent.  Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

The Borrower hereby acknowledges that (i) the Administrative Agent and/or the Arranger will make available to the Lenders materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (ii) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower or its securities) (each, a “Public Lender”).  The Borrower hereby agrees that (A) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” by the Borrower which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (B) by marking Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Arranger and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, (x) to the extent such Borrower Materials constitute Confidential Information, they shall be treated as set forth in §26 hereof and (y) to the extent such Borrower Materials are not marked “PUBLIC” and posted on the Platform, such Borrower Materials will also be subject to the additional confidentiality provisions included on the Platform); (C) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (D) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor” and the Administrative Agent and the Lenders agree not to trade securities on the basis of any Borrower Materials that are posted on the Platform and are not marked “PUBLIC.”  Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

§5.5.                    Notices. The Borrower will promptly notify the Administrative Agent for the benefit of the Lenders in writing of the occurrence of any Default or Event of Default. The Borrower will promptly give notice to the Administrative Agent for the benefit of the Lenders (a) of any material violation of any Environmental Law that the Borrower or any of its Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency, (b) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, or any federal, state or local environmental agency or board, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower, (c) upon becoming aware thereof, of any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential ERISA liability, that has the potential to materially affect the assets, liabilities, financial conditions or operations of the Borrower and (d) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary of the Borrower. The Borrower will give notice to the Administrative Agent for the benefit of the Lenders in writing within fifteen (15) days of becoming aware of any litigation or proceedings threatened in writing or any pending litigation and proceedings affecting the Borrower or any of its Subsidiaries or to which the Borrower or any of its Subsidiaries is or becomes a party involving an uninsured claim against the Borrower or any of its Subsidiaries that could reasonably be expected to have a materially adverse effect on the Borrower and its Subsidiaries taken as a whole and stating the nature and status of such litigation or proceedings. The Borrower will, and will cause each of its Subsidiaries to, give notice to the Administrative Agent for the benefit of the Lenders, in writing, in form and detail satisfactory to the Administrative Agent, within ten (10) days of any judgment not covered by insurance, final or otherwise, against the Borrower or any of its Subsidiaries in an amount in excess of $25,000,000.

§5.6.                    Legal Existence; Maintenance of Properties. The Borrower will do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights and franchises and those of its Subsidiaries and will not, and will not cause or permit any of the Guarantors to, convert to a limited liability company or a limited liability partnership unless simultaneously with such conversion the Borrower or such Guarantor shall have executed and delivered to the Administrative Agent all documentation which the Administrative Agent reasonably determines is necessary to continue the Borrower’s or such Guarantor’s obligations in respect of this Credit Agreement or the Guaranty, as applicable. It (a) will cause all of its properties and those of its Subsidiaries used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment, (b) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times, and (c) will, and will cause each of its Subsidiaries to, continue to engage primarily in the businesses now conducted by them and in related businesses; provided that nothing in this §5.6 shall prevent the Borrower from discontinuing the operation and maintenance of any of its properties or any of those of its Subsidiaries if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its or their business and does not in the aggregate materially adversely affect the business of the Borrower and its Subsidiaries on a consolidated basis.

§5.7.                    Insurance. The Borrower will, and will cause each of its Subsidiaries to, maintain with financially sound and reputable insurers insurance with respect to its properties and business against such casualties and contingencies as shall be in accordance with the general practices of businesses engaged in similar activities in similar geographic areas and in amounts, containing such terms, in such forms and for such periods as may be reasonable and prudent. At the request of the Administrative Agent, the Borrower shall deliver from time to time a summary schedule indicating all insurance then in force with respect to the Borrower and its Subsidiaries.

§5.8.                    Taxes. The Borrower will, and will cause each of its Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, before the same shall become overdue, all taxes, assessments and other governmental charges imposed upon it and its real properties, sales and activities, or any part thereof, or upon the income or profits therefrom, as well as all claims for labor, materials, or supplies that if unpaid might by law become a lien or charge upon any of its property; provided that any such tax, assessment, charge, levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings and if the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto; and provided further that the Borrower and each Subsidiary of the Borrower will pay all such taxes, assessments, charges, levies or claims forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor or shall have obtained such bonding as may be required to release such lien.

§5.9.                    Inspection of Properties and Books, Etc. The Borrower shall permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, no more frequently than once each calendar year, or more frequently as determined by the Lenders upon the occurrence and during the continuance of an Event of Default, to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, and each such inspection, if no Event of Default has occurred and is continuing, shall be at the Lenders’ expense. The Borrower shall also permit the Lenders, through the Administrative Agent or any of the Lenders’ other designated representatives, to examine the books of account of the Borrower and its Subsidiaries (and to make copies thereof and extracts therefrom), and to discuss the affairs, finances and accounts of the Borrower and its Subsidiaries with, and to be advised as to the same by, its and their officers, all at such reasonable times and intervals as the Administrative Agent or any Lender may reasonably request. The Borrower authorizes the Administrative Agent and, if accompanied by the Administrative Agent, the Lenders to communicate directly with the Borrower’s independent certified public accountants and authorizes such accountants to disclose to the Administrative Agent and the Lenders any and all financial statements and other supporting financial documents and schedules with respect to the business, financial condition and other affairs of the Borrower or any of its Subsidiaries.

§5.10.             Compliance with Laws, Contracts, Licenses, and Permits. The Borrower will, and will cause each of its Subsidiaries to, comply with (a) the applicable laws and regulations wherever its business is conducted, including all Environmental Laws, (b) the provisions of its charter documents and by-laws (or equivalent constitutive documents), (c) all agreements and instruments by which it or any of its properties may be bound and (d) all applicable decrees, orders, and judgments, in each case if noncompliance with which would have a material adverse effect on the business, assets or financial condition of the Borrower and its Subsidiaries, taken as a whole, or on the ability of the Borrower or any of the Guarantors to fulfill its obligations under this Credit Agreement or any of the other Loan Documents to which such Person is a party. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Borrower may fulfill any of its obligations hereunder or any of the other Loan Documents to which the Borrower is a party, the Borrower will, or (as the case may be) will cause such Subsidiary to, immediately take or cause to be taken all reasonable steps within the power of the Borrower or such Subsidiary to obtain such authorization, consent, approval, permit or license and furnish the Administrative Agent and the Lenders with evidence thereof.

§5.11.             Employee Benefit Plans. The Borrower will (a) promptly upon request of the Administrative Agent, furnish to the Administrative Agent a copy of the most recent actuarial statement required to be submitted under §103(d) of ERISA and Annual Report, Form 5500, with all required attachments, in respect of each Guaranteed Pension Plan and (b) promptly upon receipt or dispatch, furnish to the Administrative Agent any notice, report or demand sent or received in respect of a Guaranteed Pension Plan under §§302, 4041, 4042, 4043, 4063, 4065, 4066 and 4068 of ERISA, or in respect of a Multiemployer Plan, under §§4041A, 4202, 4219, 4242, or 4245 of ERISA.

§5.12.             Use of Proceeds. The Borrower will use the proceeds of the Loans solely for working capital purposes of the Borrower and its Subsidiaries and to finance the Transaction, including to pay related transaction fees, costs and expenses.

§5.13.             Licenses and Permits. The Borrower will maintain and renew any and all licenses or permits now held or hereafter acquired by the Borrower or any of its Subsidiaries unless the loss, suspension, revocation or failure to renew any such licenses or permits would not have a material adverse effect on the business or financial condition of the Borrower and such Subsidiary.

§5.14.             Guaranties. In the event that any Subsidiary of the Borrower, which is not a Guarantor hereunder, becomes a guarantor of any of the Borrower’s publicly issued notes or bonds outstanding from time to time, the Borrower shall cause such Subsidiary to become a Guarantor hereunder pursuant to §3.14 hereof.

§5.15.             Further Assurances. The Borrower will, and will cause each of the Guarantors to, cooperate with the Lenders and the Administrative Agent and execute such further instruments and documents as the Lenders or the Administrative Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Credit Agreement and the other Loan Documents.

§6.                              CERTAIN NEGATIVE COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan is outstanding or any Lender has any obligation to make any Loans:

§6.1.                    Restrictions on Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume, guarantee or become or remain liable, contingently or otherwise, with respect to Indebtedness other than:

(a)                                 Indebtedness to the Lenders and the Administrative Agent arising under any of the Loan Documents;

(b)                                current liabilities of the Borrower or such Subsidiary incurred in the ordinary course of business not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)                                 Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §5.8 hereof;

(d)                                Indebtedness in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary shall at the time in good faith be prosecuting an appeal or proceedings for review and in respect of which a stay of execution shall have been obtained pending such appeal or review;

(e)                                 endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)                                   Indebtedness in respect of documentary letters of credit issued in the ordinary course of business;

(g)                                Indebtedness of the Borrower in respect of interest rate protection arrangements and exchange rate protection arrangements;

(h)                                Indebtedness existing on the Effective Date and listed and described on Schedule 6.1 hereto or any refinancing thereof on substantially similar terms as the Indebtedness being refinanced;

(i)                                    Subordinated Debt;

(j)                                    obligations under Capitalized Leases;

(k)                                 Indebtedness in respect of intercompany loans, guaranties and, so long as no Default or Event of Default shall have occurred and be continuing at the time such Indebtedness is incurred, other Investments and contingent obligations to make Investments, (i) from the Borrower to any of its Subsidiaries or of any of its Subsidiaries’ obligations or (ii) between Subsidiaries of the Borrower or of any of the Borrower’s Subsidiaries’ obligations, or (iii) from any Subsidiary of the Borrower to the Borrower or of any of the Borrower’s obligations;

(l)                                    Indebtedness incurred in connection with the acquisition after the Effective Date of any real or personal property by the Borrower or any Subsidiary of the Borrower as contemplated by §6.2(ix) hereof;

(m)                              Indebtedness secured by a lien on Real Estate of the Borrower or its Subsidiaries; provided that the aggregate amount of Indebtedness permitted pursuant to this §6.1(m) shall not, at any time, exceed the fair market value of the Real Estate securing such Indebtedness;

(n)                                other Indebtedness of the Borrower and its Subsidiaries (whether or not such Subsidiaries are Guarantors), provided that (i) with respect to Indebtedness incurred by the Borrower or a Guarantor, such Indebtedness contains covenants that are no more restrictive on the Borrower or such Guarantor than the covenants contained in this Credit Agreement and (ii) immediately after such incurrence of Indebtedness, and after giving effect thereto on a pro forma basis, no Default or Event of Default shall then exist;

(o)                                Indebtedness consisting of Investments permitted under §6.3(m) hereof;

(p)                                Indebtedness payable at the election of the Borrower by the issuance of the Borrower’s Capital Stock;

(q)                                Indebtedness of the Borrower and its Subsidiaries in respect of receivables securitization transactions or other financing of any special purpose receivables Subsidiary of the Borrower, entered into or guaranteed by the Borrower and/or any of its Subsidiaries; provided that the aggregate amount of all such Indebtedness shall not exceed $300,000,000 outstanding at any time;

(r)                                   Indebtedness of the Borrower and its Subsidiaries arising under the Revolving Credit Agreement and any of the other “Loan Documents” as such term is defined therein; provided that the aggregate amount of all such Indebtedness shall not exceed $1,000,000,000 outstanding at any time;

(s)                                 Indebtedness of the Borrower and its Subsidiaries arising under the Bridge Credit Agreement and any of the other “Loan Documents” as such term is defined therein; provided that the aggregate amount of all such Indebtedness shall not exceed $3,000,000,000 outstanding at any time.

Notwithstanding the foregoing, at no time shall the aggregate amount of Indebtedness of the Borrower and its Subsidiaries consisting of guaranties and other Contingent Liabilities (excluding (i) Indebtedness permitted pursuant to §6.1 hereof to the extent such Indebtedness (or if such Indebtedness is a Contingent Liability of the Borrower and/or its Subsidiaries, the underlying Indebtedness relating to such Contingent Liability) is included in the calculation of Consolidated Total Funded Debt and (ii) obligations in respect of documentary letters of credit) exceed, in the aggregate, fifteen percent (15%) of the Stockholders’ Equity of the Borrower at such time. For purposes of this §6.1, the amount of Contingent Liabilities in respect of interest rate protection arrangements and exchange rate protection arrangements permitted under §6.1(g) hereof at any time shall be the net liability of the Borrower and its Subsidiaries under such arrangements at such time, calculated on a basis satisfactory to the Administrative Agent in accordance with accepted practice.

§6.2.                    Restrictions on Liens. The Borrower will not, and will not permit any of its Subsidiaries to, (a) create or incur or suffer to be created or incurred or to exist any lien, encumbrance, mortgage, pledge, charge, restriction or other security interest of any kind upon any of its property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of such property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) acquire, or agree or have an option to acquire, any property or assets upon conditional sale or other title retention or purchase money security agreement, device or arrangement; (d) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against it that if unpaid might by law or upon bankruptcy or insolvency under the laws of the United States of America or any state thereof, or otherwise, be given any priority whatsoever over its general creditors; or (e) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; provided that the Borrower and any Subsidiary of the Borrower may create or incur or suffer to be created or incurred or to exist:

(i)                                     liens in favor of the Borrower on all or part of the assets of Subsidiaries of the Borrower securing Indebtedness owing by Subsidiaries of the Borrower to the Borrower;

(ii)                                  liens to secure taxes, assessments and other government charges and liens to secure claims for labor, material or supplies, in each case in respect of obligations not overdue or which are being contested in good faith and by appropriate proceedings and for which the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto;

(iii)                               deposits or pledges made in connection with, or to secure payment of, worker’s compensation, unemployment insurance, old age pensions or other social security obligations;

(iv)                              liens in respect of judgments or awards that have been in force for less than the applicable period for taking an appeal so long as execution is not levied thereunder or in respect of which the Borrower or such Subsidiary is at the time in good faith prosecuting an appeal and in respect of which a stay of execution shall have been obtained pending such appeal or shall have obtained an unsecured bond sufficient to release such lien;

(v)                                 liens of carriers, warehousemen, mechanics and materialmen, and other like liens, in respect of obligations not overdue or, if such obligations are overdue, being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary shall have set aside on its books adequate reserves with respect thereto, provided that no proceeding to foreclose any such lien shall have been commenced;

(vi)                              encumbrances on Real Estate consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under Capitalized Leases to which the Borrower or a Subsidiary of the Borrower is a party, and other minor liens or encumbrances none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary conduct of the business of the Borrower and its Subsidiaries, which defects do not individually or in the aggregate have a materially adverse effect on the business of the Borrower individually or of the Borrower and its Subsidiaries on a consolidated basis;

(vii)                           liens existing on the Effective Date and listed on Schedule 6.2 hereto or liens on the same assets in connection with the refinancing of such existing liens;

(viii)                        liens arising in the ordinary course of business of the Borrower or a Subsidiary of the Borrower none of which in the opinion of the Borrower interferes materially with the use of the property affected in the ordinary course of business of the Borrower and its Subsidiaries and which do not, individually or in the aggregate, have a materially adverse effect on the business of the Borrower or such Subsidiary individually or of the Borrower and its Subsidiaries on a consolidated basis;

(ix)                                purchase money security interests in or purchase money mortgages on real or personal property acquired after the Effective Date to secure purchase money Indebtedness of the type permitted by §6.1(l) hereof, incurred in connection with the acquisition of such property, which security interests or mortgages cover only the real or personal property so acquired;

(x)                                   liens on accounts receivable of the Borrower and/or its Subsidiaries that are the subject of and secure the Indebtedness permitted under §6.1(q) hereof;

(xi)                                liens securing other permitted Indebtedness that does not exceed $50,000,000 in the aggregate;

(xii)                             liens in respect of the interests of lessors under Capitalized Leases; and

(xiii)                          liens on Real Estate securing Indebtedness permitted under §6.1(m) hereof.

§6.3.                    Restrictions on Investments. The Borrower will not, and will not permit any of its Subsidiaries to, make or permit to exist or to remain outstanding any Investment except Investments in:

(a)                                 marketable direct or guaranteed obligations of the United States of America or any country which is a member of the OECD;

(b)                                demand deposits, certificates of deposit, bankers acceptances and time deposits of (i) United States or Canadian banks having total assets in excess of $1,000,000,000 or (ii) a commercial bank organized under the laws of any other country which is a member of the OECD, or a political subdivision of such country, and having total assets in excess of $1,000,000,000, provided that such bank is acting through a branch or agency located in the country in which its is organized or another country which is a member of the OECD;

(c)                                 (i) securities commonly known as “commercial paper” denominated in Dollars, euros, British pounds sterling or Canadian dollars which at the time of purchase have been rated and the ratings for which are not less than “P 1” if rated by Moody’s, and not less than “A 1” if rated by S&P; and (ii) securities commonly known as “short-term bank notes” issued by any Lender denominated in Dollars or any such other currency which at the time of purchase have been rated and the ratings for which are not less than “P 2” if rated by Moody’s, and not less than “A 2” if rated by S&P;

(d)                                Investments existing on the Effective Date and listed on Schedule 6.3 hereto;

(e)                                 Investments with respect to Indebtedness permitted by §6.1(k) hereof so long as such entities remain Subsidiaries of the Borrower;

(f)                                   taxable or tax-exempt securities which at the time of purchase have been rated and the ratings for which are not less than A 3 if rated by Moody’s, and not less than A- if rated by S&P;

(g)                                Investments consisting of loans and advances to employees of the Borrower or any Subsidiary of the Borrower, not exceeding $10,000,000 in the aggregate at any one time outstanding;

(h)                                options to invest in or to lease real property to be used in the operations of the Borrower or any Subsidiary of the Borrower;

(i)                                    guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions effected in the ordinary course of business;

(j)                                    (i) the Borrower’s or any Subsidiary’s guaranty of the Indebtedness of any Subsidiary or the Borrower, and (ii) any other Investments by the Borrower or any Subsidiary of the Borrower in any Subsidiary of the Borrower or the Borrower;

(k)                                 Investments by the Borrower or any Subsidiary of the Borrower to acquire a more than fifty percent (50%) equity interest in any Person, provided that such acquisition is permitted under §6.6 hereof;

(l)                                    Investments by the Borrower or any Subsidiary of the Borrower to acquire up to a fifty percent (50%) equity interest in another Person, provided that (i) such Person is in the same line of business as the Borrower or such Subsidiary, as applicable and (ii) the aggregate amount of (A) such Investments in such Person and (B) existing Investments made by the Borrower or any Subsidiary of the Borrower pursuant to this §6.3(l) shall at no time exceed sixty-five percent (65%) of the Stockholders’ Equity of the Borrower;

(m)                              Investments consisting of Distributions permitted by §6.4 hereof;

(n)                                Investments consisting of loans and advances to, guaranties of the obligations of and equity Investments in, Persons in a related line of business as the Borrower, not exceeding $25,000,000 in the aggregate at any one time outstanding;

(o)                                shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) (b), (c) and (f) contained in this §6.3;

(p)                                shares of money market mutual or similar funds which have an Aaa or MR1+ money market fund rating from Moody’s or an AAA money market fund rating from S&P; and

(q)                                the Corporate Express Acquisition.

§6.4.                    Distributions. The Borrower will not declare any dividend or make any Distribution if any Default or Event of Default has occurred and is continuing or would result after giving effect to such Distribution.

§6.5.                    Employee Benefit Plans. Neither the Borrower nor any ERISA Affiliate will: (a) engage in any “prohibited transaction” within the meaning of §406 of ERISA or §4975 of the Code which could result in a material liability for the Borrower or any of its Subsidiaries; or (b) permit any Guaranteed Pension Plan to incur an “accumulated funding deficiency”, as such term is defined in §302 of ERISA, whether or not such deficiency is or may be waived; or (c) fail to contribute to any Guaranteed Pension Plan to an extent which, or terminate any Guaranteed Pension Plan in a manner which, could result in the imposition of a lien or encumbrance on the assets of the Borrower or any of its Subsidiaries pursuant to §302(f) or §4068 of ERISA; or (d) amend any Guaranteed Pension Plan in circumstances requiring the posting of security pursuant to §307 of ERISA or §401(a)(29) of the Code; or (e) permit or take any action which would result in the aggregate benefit liabilities (with the meaning of §4001 of ERISA) of all Guaranteed Pension Plans exceeding the value of the aggregate assets of such Plans, disregarding for this purpose the benefit liabilities and assets of any such Plan with assets in excess of benefit liabilities.

§6.6.                    Merger and Consolidation; Acquisitions. The Borrower will not, and will not permit any of its Subsidiaries to, merge or consolidate with any other Person; enter into any stock or asset acquisitions (other than the acquisition of assets in the ordinary course of such Person’s business and other than the acquisition of stock permitted under §§6.3(j), 6.3(l) or 6.3(q) hereof); enter into any joint venture or partnerships (except to the extent permitted under §6.3 hereof); or enter into any new lines of business or otherwise change the conduct of the Borrower’s or such Subsidiary’s business as presently conducted other than (a) the merger or consolidation of one or more Subsidiaries of the Borrower with and into the Borrower, provided that the Borrower is the surviving entity, (b) the merger or consolidation of two (2) or more Subsidiaries of the Borrower, provided that, if one of the Subsidiaries is a Guarantor, that the Guarantor is the surviving entity, or (c) (other than with respect to the Corporate Express Acquisition) the acquisition (whether of stock or assets or by means of a merger) of (i) a more than fifty percent (50%) equity interest in any other Person or (ii) assets of any other Person; provided that (A) immediately after such acquisition, and after giving effect thereto on a pro forma basis, no Default or Event of Default shall then exist, (B) if required by applicable law, the board of directors and the shareholders or the equivalent, of such other Person has approved such acquisition, (C) such other Person is in the business of selling office services, products and/or supplies, and (D) if the Borrower or a Guarantor and such other Person merge, the Borrower or such Guarantor is the surviving entity.

§6.7.                    Disposition of Assets and Sale-Leaseback Transactions. The Borrower will not, and will not permit any of its Subsidiaries to, dispose of or sell assets other than:

(a)                                 the disposition of assets in the ordinary course of business;

(b)                                sale-leaseback transactions and other dispositions of assets that do not have a materially adverse effect on the business, assets or financial condition of the Borrower or any of its Subsidiaries, provided that (i) the aggregate net book value of the assets to be sold plus the net book value of all other assets of the Borrower and its Subsidiaries sold under this clause (b) during the period of time from the Effective Date through the date of such sale does not, at the time of such sale, exceed twenty-five percent (25%) of the Consolidated Total Assets of the Borrower and its Subsidiaries and (ii) such assets are sold in an arm’s length transaction for fair market value (after giving effect to all tax benefits, if any, associated with such sale); and

(c)                                 the sale of accounts receivable of the Borrower and/or its Subsidiaries pursuant to the transactions permitted under §6.1(q) hereof.

§6.8.                    Subordinated Debt. The Borrower will not effect or permit any change in or amendment to any document or instrument pertaining to the subordination, covenants, events of default, terms of payment or required prepayments of any Subordinated Debt, give any notice of redemption or prepayment or offer to repurchase under any such document or instrument or, directly or indirectly, make any payment of principal of or interest on or in redemption, retirement or repurchase of any Subordinated Debt, except that (a) the Borrower may make regularly scheduled payments when required by the terms of the Subordinated Debt, and (b) the Borrower may refinance all or a portion of the Subordinated Debt so long as such refinancing Subordinated Debt (i) has a maturity that is no earlier than the Subordinated Debt being refinanced and (ii) is subordinated to the Obligations on terms at least as favorable to the Administrative Agent and the Lenders, in the opinion of the Administrative Agent and the Required Lenders, as the Subordinated Debt being refinanced.

§6.9.                    Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction of any kind with any Affiliate of the Borrower (excluding transactions between the Borrower and any of its Subsidiaries and transactions between any Subsidiary of the Borrower and any other Subsidiary of the Borrower), whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Borrower or such Subsidiary as would be obtainable by the Borrower or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate.

§7.                              FINANCIAL COVENANTS OF THE BORROWER.

The Borrower covenants and agrees that, so long as any Loan is outstanding or any Lender has any obligation to make any Loans:

§7.1.                    Fixed Charge Coverage Ratio. As at the end of each fiscal quarter of the Borrower, the Borrower will not permit the ratio (the “Fixed Charge Coverage Ratio”) of (a) the sum of (i) Consolidated EBIT for the period of the four consecutive fiscal quarters (the “Measurement Period”) ending on such date plus (ii) the Rental Expense for such Measurement Period, to (b) the sum of (i) the Consolidated Total Interest Expense for such Measurement Period plus (ii) the Rental Expense for such Measurement Period, to be less than 1.50 to 1.

§7.2.                    Adjusted Funded Debt to Total Capitalization Ratio. As at the end of each fiscal quarter of the Borrower, the Borrower will not permit the ratio of (a) Consolidated Adjusted Funded Debt as at such date to (b) the sum of (i) Consolidated Adjusted Funded Debt as at such date plus (ii) Stockholders’ Equity as of such date, to be greater than 0.75 to 1.

§8.                               EFFECTIVE DATE CONDITIONS.

This Credit Agreement shall become effective on the date (the “Effective Date”) on which each of the following conditions precedent is satisfied (or waived in accordance with §25 hereof):

§8.1.                    Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto, shall be in full force and effect and shall be in form and substance satisfactory to each of the Lenders. The Administrative Agent shall have received a fully executed counterpart of each such document.

§8.2.                    Certified Copies of Charter Documents. The Administrative Agent shall have received from the Borrower and each of the Guarantors a copy, certified by a duly authorized officer of such Person to be true and complete on the Effective Date, of each of (a) its charter or other incorporation documents (or the equivalent constitutive documents) as in effect on such date of certification, and (b) its by-laws or the equivalent constitutive documents as in effect on such date.

§8.3.                    Corporate Action. All corporate (or other) action necessary for the valid execution, delivery and performance by the Borrower and each of the Guarantors of this Credit Agreement and the other Loan Documents to which it is or is to become a party shall have been duly and effectively taken, and evidence thereof satisfactory to the Lenders shall have been provided to the Administrative Agent.

§8.4.                    Incumbency Certificate. The Administrative Agent shall have received from the Borrower and each of the Guarantors an incumbency certificate, dated as of the Effective Date, signed by a duly authorized officer of the Borrower and each Guarantor, as applicable, and giving the name and bearing a specimen signature of each individual who shall be authorized: (a) to sign, in the name and to the benefit of each of the Borrower and the Guarantors, each of the Loan Documents; (b) with respect to the Borrower, to make Loan Requests and Conversion Requests; and (c) to give notices and to take other action on its behalf under the Loan Documents.

§8.5.                    Opinion of Counsel. The Administrative Agent shall have received favorable legal opinions addressed to the Lenders and the Administrative Agent, dated as of the Effective Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from (a) Kristin A. Campbell, Esq., general counsel to the Borrower and the Guarantors and (b) Wilmer Cutler Pickering Hale and Dorr LLP, special counsel to the Borrower and the Guarantors.

§8.6.                    Payment of Fees. The Borrower shall have paid to the Administrative Agent and the other relevant Persons (including the Lenders) all fees and expenses (including without limitation all reasonable legal fees and disbursements of the Administrative Agent’s Special Counsel), if any, required to be paid by the Borrower in connection with this Credit Agreement on or prior to the Effective Date.

§8.7.                    Financial Statements. The Borrower shall have delivered to the Administrative Agent and the Lenders (i) audited consolidated financial statements of the Borrower for the three most recent fiscal years as to which such financial statements are available and (ii) unaudited interim consolidated financial statements of the Borrower for each quarterly period, if any, ended subsequent to the date of the latest financial statements delivered pursuant to clause (i) of this §8.7 as to which such financial statements are available.

§8.8.                    Specified Representations True; No Default. (a) Each of the Specified Representations referred to in clause (a) of the definition thereof shall be true as of the Effective Date (it being agreed that, notwithstanding anything herein to the contrary, the only representations and warranties, the accuracy of which shall be a condition to the Effective Date, shall be the Specified Representations) and (b) no Default or Event of Default shall have occurred and be continuing; provided that, notwithstanding anything herein to the contrary, for purposes of this §8.8, Defaults and Events of Default due to a breach of representations and warranties shall be limited to a breach of the Specified Representations.

§8.9.                    No Default under Material Indebtedness. No “Event of Default”, or event or condition which upon notice, lapse of time or both would, unless cured or waived, become such an “Event of Default”, in respect of Material Indebtedness of the Borrower and its Subsidiaries (excluding, for the avoidance of doubt, Corporate Express and its Subsidiaries) shall have occurred and be continuing as of the Effective Date.

§8.10.             Governmental Regulation. Each Lender shall have received such statements in substance and form reasonably satisfactory to such Lender as such Lender shall require for the purpose of compliance with any applicable regulations of the Board of Governors of the Federal Reserve System.

§8.11.             USA Patriot Act. Each Lender shall have received at least five (5) days prior to the Effective Date from the Borrower documentation and other written information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the USA Patriot Act, as such Lender may reasonably request.

§8.12.             Effective Date Certificate. The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the chief financial officer or the treasurer of the Borrower, confirming the satisfaction of the conditions set forth in this §8.

§9.                               CLOSING DATE CONDITIONS.

The obligations of the Lenders to make the initial Loans hereunder shall be subject to the satisfaction of the following conditions precedent:

§9.1.                    Effective Date. The Effective Date shall have occurred.

§9.2.                    Offer Consummation. The Offer and the other Transactions, which are contemplated to be consummated prior to or substantially simultaneously with the Closing Date, shall be consummated simultaneously with the Closing Date in accordance with the applicable Offer Documents and applicable law, and no provision thereof (in the form submitted to and/or approved by the AFM, the SEC or any other applicable Governmental Authority or otherwise in the final form thereof, in each case furnished to the Lenders hereunder) shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the Lenders without the consent of the Initial Lenders. At the Borrower’s option, it may request the Lenders, and the Lenders agree, to fund the Loans hereunder one Business Day prior to the anticipated Closing Date; provided that the proceeds of such Loans shall be held pursuant to escrow or similar arrangements reasonably satisfactory to the Administrative Agent and shall be released to the Borrower on the Closing Date upon the satisfaction of the conditions set forth in this §9 and such Loans shall bear interest hereunder at the applicable rate therefor from the date of such funding (or failing the satisfaction of such conditions, the proceeds of such Loans shall be returned to the Lenders, with interest thereon payable by the Borrower at the rate per annum applicable to Base Rate Loans hereunder, subject to being readvanced in accordance with the provisions of this Credit Agreement).

§9.3.                    Approvals. All approvals from any Governmental Authority or other Person necessary or, in the discretion of the Arranger, advisable in connection with the Corporate Express Acquisition, the financing contemplated hereby and the continuing operations of the Borrower and its Subsidiaries (including Corporate Express and its Subsidiaries) shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority, in each case above, that could reasonably be expected to restrain, prevent or otherwise impose material, adverse conditions on the Corporate Express Acquisition or the financing thereof.

§9.4.                    Opinion of Counsel. The Administrative Agent shall have received favorable legal opinions addressed to the Lenders and the Administrative Agent, dated as of the Closing Date, in form and substance satisfactory to the Lenders and the Administrative Agent, from (a) Kristin A. Campbell, Esq., general counsel to the Borrower and the Guarantors and (b) Wilmer Cutler Pickering Hale and Dorr LLP, special counsel to the Borrower and the Guarantors.

§9.5.                    Payment of Fees. The Borrower shall have paid to the Administrative Agent and the other relevant Persons (including the Lenders) all fees and expenses

(including without limitation all reasonable legal fees and disbursements of the Administrative Agent’s Special Counsel) required to be paid by the Borrower in connection with this Credit Agreement on or prior to the Closing Date.

§9.6.                    Pro Forma Financial Statements. The Borrower shall have delivered to the Administrative Agent and the Lenders a pro forma consolidated balance sheet and a trailing twelve month income statement of the Borrower, after giving effect to the Transactions, prepared as of the end of the most recent fiscal quarter of the Borrower as to which financial statements are available.

§9.7.                    Specified Representations True; No Default; No Default under Material Indebtedness. (a) Each of the Specified Representations shall be true as of the Closing Date (it being agreed that, notwithstanding anything herein to the contrary, the only representations and warranties, the accuracy of which shall be a condition to the Closing Date, shall be the Specified Representations), (b) no Default or Event of Default shall have occurred and be continuing as of the Closing Date and (c) after giving pro forma effect to the Transactions, no “Event of Default”, or event or condition which upon notice, lapse of time or both would, unless cured or waived, become such an “Event of Default”, in respect of Material Indebtedness of the Borrower and its Subsidiaries shall have occurred and be continuing as of the Closing Date; provided that, notwithstanding anything herein to the contrary, for purposes of this §9.7, (i) Defaults and Events of Default hereunder due to a breach of representations and warranties shall be limited to a breach of any of the Specified Representations, (ii) the absence of any Default or Event of Default hereunder due to the existence of any Indebtedness, Lien, Investment, asset, business, transaction or any event or condition of any kind relating to Corporate Express or any of its Subsidiaries (any such Default or Event of Default, a “Corporate Express-Related Default”) as of the Closing Date shall not be a condition to the Closing Date; provided that in no event shall a Corporate Express-Related Default include any such Default or Event of Default or event or condition of the type described in §12.1(g)(i)(2) hereof relating to Corporate Express or any of its Subsidiaries, (iii) the absence of any “Event of Default” or event or condition which upon notice, lapse of time or both would, unless cured or waived, become such an “Event of Default” in respect of Material Indebtedness of Corporate Express or any of its Subsidiaries (any such Event of Default or event or condition, a “Corporate Express Material Indebtedness Default” and, together with any Corporate Express-Related Default, each a “Corporate Express Default”) as of the Closing Date shall not be a condition to the Closing Date; provided that in no event shall a Corporate Express Material Indebtedness Default include any such “Event of Default” or event or condition of the type described in §12.1(g)(i)(2) hereof relating to Corporate Express or any of its Subsidiaries and (iv) with respect to the pro forma calculation of the Fixed Charge Coverage Ratio for purposes of this §9.7 only, such calculation will be made on the basis of the most recently completed period of four consecutive fiscal quarters ended prior to the Closing Date for which consolidated financial statements of the Borrower and consolidated financial statements of Corporate Express are available (regardless of whether such periods are different for the Borrower and Corporate Express).

§9.8.                    Amendment to Bridge Credit Agreement. The Administrative Agent shall have received a fully executed copy of an amendment to the Bridge Credit Agreement in a form approved by each of the Lenders.

§9.9.                    Closing Date Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by the chief financial officer or the treasurer of the Borrower, confirming the satisfaction of the conditions set forth in this §9.

§10.                        [RESERVED].

§11.                        [RESERVED].

§12.                        EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1.             Events of Default and Acceleration. If any of the following events (“Events of Default”) shall occur and be continuing:

(a)                                 the Borrower or any Guarantor shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)                                the Borrower or any Guarantor shall fail to pay any interest on the Loans, the Commitment Fee, the Administrative Agent Fees, other fees or other sums due hereunder or under any of the other Loan Documents, within five (5) Business Days of the date when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)                                 the Borrower (i) shall fail to comply with any of its covenants contained in §§5.4, 5.5, 5.10, 6 or 7 hereof, or (ii) shall fail to comply with its covenant contained in §5.6 hereof and such failure shall continue for thirty (30) days;

(d)                                the Borrower or any of its Subsidiaries shall fail to perform any term, covenant or agreement contained herein or in any of the other Loan Documents (other than those specified elsewhere in this §12.1) for thirty (30) days after written notice of such failure has been given to the Borrower by the Administrative Agent;

(e)                                 any material representation or warranty of the Borrower or any of its Subsidiaries in this Credit Agreement or any of the other Loan Documents or in any other document or instrument delivered pursuant to or in connection with this Credit Agreement shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(f)                                   the Borrower or any of its Subsidiaries shall fail to pay when due, or within any applicable period of grace, any obligation for borrowed money or credit received or in respect of any Capitalized Leases or any obligations with respect to interest rate protection arrangements or exchange rate protection arrangements which, in the aggregate, represents Indebtedness (calculated, with respect to interest rate protection arrangements and exchange rate protection arrangements based on the notional principal amount thereof) of $50,000,000 or more, or fail to observe or perform any material term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing borrowed money or credit received or in respect of any Capitalized Leases or evidencing any interest rate protection arrangement or exchange rate protection arrangement which in the aggregate represents Indebtedness (calculated, with respect to interest rate protection arrangements and exchange rate protection arrangements based on the notional principal amount thereof) of $50,000,000 or more, and for such period of time as would permit (assuming the giving of appropriate notice if required) the holder or holders thereof or of any obligations issued thereunder to accelerate the maturity thereof;

(g)                                (i) the Borrower or any of its Subsidiaries (1) shall make an assignment for the benefit of creditors, or admit in writing its inability to pay or generally fail to pay its debts as they mature or become due, or (2) shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver of the Borrower or any of its Subsidiaries or of any substantial part of the assets of the Borrower or any of its Subsidiaries or shall commence any case or other proceeding relating to the Borrower or any of its Subsidiaries under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (3) shall take any action to authorize or in furtherance of any of the foregoing, or (ii) if any such petition or application shall be filed or any such case or other proceeding shall be commenced against the Borrower or any of its Subsidiaries and shall not have been dismissed within sixty (60) days, or the Borrower or any of its Subsidiaries shall indicate its approval thereof, consent thereto or acquiescence therein;

(h)                                a decree or order is entered appointing any such trustee, custodian, liquidator or receiver or adjudicating the Borrower or any of its Subsidiaries bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of the Borrower or any Subsidiary of the Borrower in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(i)                                    there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days, whether or not consecutive, any final judgment against the Borrower or any of its Subsidiaries that, with other outstanding final judgments, undischarged, against the Borrower or any of its Subsidiaries, exceeds in the aggregate $50,000,000;

(j)                                    with respect to any Guaranteed Pension Plan, an ERISA Reportable Event, or a failure to make a required installment or other payment (within the meaning of §302(f)(1) of ERISA), shall have occurred and the Required Lenders shall have determined in their reasonable discretion that such event reasonably could be expected to result in liability of the Borrower or any of its Subsidiaries to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $10,000,000 and such event in the circumstances occurring reasonably could constitute grounds for the termination of such Guaranteed Pension Plan by the PBGC, for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan or for the imposition of a Lien in favor of such Guaranteed Pension Plan; or a trustee shall have been appointed by the United States District Court to administer such Plan; or the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(k)                                 the holders of all or any part of the Subordinated Debt shall accelerate the maturity of all or any part of the Subordinated Debt or the Subordinated Debt shall be prepaid, redeemed or repurchased in whole or in part, or an offer to prepay, redeem or repurchase the Subordinated Debt in whole or in part shall have been made, in each case in violation of the provisions of this Credit Agreement;

(l)                                    if any of the Loan Documents shall be canceled, terminated, revoked or rescinded, in each case otherwise than in accordance with the terms thereof or with the express prior written agreement, consent or approval of the Lenders, or any action at law, suit or in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of the Borrower or any of its Subsidiaries party thereto or any of their respective stockholders, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination that, or issue a judgment, order, decree or ruling to the effect that, any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof; or

(m)                              a “Change in Control” shall have occurred (which for the purposes of this clause (m) shall mean the occurrence of any of the following events):

(i)                                     the acquisition by any Person (including any syndicate or group deemed to be a “person” under Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended) of beneficial ownership, directly or indirectly, through a purchase, merger or other acquisition transaction or series of transactions, of shares of Capital Stock of the Borrower entitling such Person to exercise fifty percent (50%) or more of the total voting power of all shares of Capital Stock of the Borrower entitled to vote generally in the elections of directors (any shares of voting stock of which such person or group is the beneficial owner that are not then outstanding being deemed outstanding for purposes of calculating such percentage);

(ii)                                  any consolidation of the Borrower with, or merger of the Borrower into, any other Person, any merger of another Person into the Borrower, or any sale or transfer of all or substantially all of the assets of the Borrower to another Person (other than a transfer of assets to one or more Guarantors or a merger (A) which does not result in any reclassification, conversion, exchange or cancellation of outstanding shares of Capital Stock of the Borrower or (B) which is effected solely to change the jurisdiction of incorporation of the Borrower); or

(iii)                               during any consecutive two-year period, individuals who at the beginning of such period constituted the Board of Directors of the Borrower

(together with any new directors whose election by such Board of Directors or whose nomination for election by the stockholders of the Borrower was approved by a vote of sixty-six and two-thirds percent (66-2/3%) of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of the Borrower then in office; or

(n)                                any of (i) the Borrower or any of its Subsidiaries shall fail to make any payment under any transaction permitted under §6.1(q) hereof when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise), and any such failure shall continue after the applicable grace period, if any, specified in the documents relating to such transaction, or (ii) the “Termination Date” or similar date (under and as defined in any of the documents relating to the transactions permitted under §6.1(q) hereof) shall have been declared to have occurred, or (iii) any “Event of Termination” or similar event (under and as defined in any of the documents relating to the transactions permitted under §6.1(q) hereof) shall occur and continue after the applicable grace period, if any, specified in such documents if either, pursuant to such documents, (A) the existence of such Event of Termination or similar event would automatically cause the Termination Date or similar date to occur or (B) the existence of such Event of Termination or similar event would permit the purchaser or lender under such documents to declare the Termination Date or similar date to have occurred and such Event of Termination or similar event continues unremedied or unwaived for a period of more than ninety (90) days after the date that the Administrative Agent gives notice to the Borrower of such Event of Termination or similar event;

then, and in any such event, so long as the same may be continuing, the Administrative Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Borrower declare all amounts owing with respect to this Credit Agreement and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; provided that in the event of any Event of Default specified in §§12.1(g) or 12.1(h) hereof, all such amounts shall become immediately due and payable automatically and without any requirement of notice from the Administrative Agent or any Lender.

In the event that any Corporate Express Default shall have occurred and be continuing at any time during the period from and including the Closing Date to and including the Cure Period Expiration Date (as defined below), the existence of such Corporate Express Default shall not constitute an Event of Default hereunder if such Corporate Express Default is remedied on or prior to the Cure Period Expiration Date for such Corporate Express Default. As used in this paragraph, the “Cure Period Expiration Date” means (a) with respect to any Corporate Express Material Indebtedness Default relating to a failure to make any payment on such Material Indebtedness or any cross-acceleration of such Material Indebtedness, the earlier of (i) the later of (A) the date which is twenty (20) days after the Closing Date or (B) the date which is three (3) Business Days after any such failure or cross-acceleration, as the case may be, and (ii) the date which is sixty (60) days after the Closing Date, (b) with respect to any other Corporate Express Default, the date which is sixty (60) days after the Closing Date or (c) with respect to any Corporate Express Default referred to in clause (a) or (b) above, such shorter cure period for such Corporate Express Default (if any) as shall be applicable thereto under the Bridge Credit Agreement or the Revolving Credit Agreement.

§12.2.             Termination of Commitments. If any one or more of the Events of Default specified in §§12.1(g) or 12.1(h) hereof shall occur, any unused portion of the credit hereunder shall forthwith terminate and each of the Lenders shall be relieved of all further obligations to make Loans to the Borrower. If any other Event of Default shall have occurred and be continuing, the Administrative Agent may and, upon the request of the Required Lenders, shall, by notice to the Borrower, terminate the unused portion of the credit hereunder, and upon such notice being given such unused portion of the credit hereunder shall terminate immediately and each of the Lenders shall be relieved of all further obligations to make Loans. No termination of the credit hereunder shall relieve the Borrower of any of the Obligations.

§12.3.             Remedies. In case any one or more of the Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1 hereof, each Lender, if owed any amount with respect to the Loans may, with the consent of the Required Lenders, but not otherwise, proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Credit Agreement and the other Loan Documents or any instrument pursuant to which the Obligations to such Lender are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of such Lender. No remedy herein conferred upon any Lender or the Administrative Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

§13.                        SETOFF.

Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from any of the Lenders or any of the Subsidiaries of the holding company owning such Lender to the Borrower and any securities or other property of the Borrower in the possession of such Lender or such Subsidiary of the holding company owning such Lender may be applied to or set off by such Lender or such Subsidiary of the holding company owning such Lender against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Borrower to such Lender. Each of the Lenders agrees with each other Lender that (a) if an amount to be set off is to be applied to Indebtedness of the Borrower to such Lender, other than Indebtedness evidenced by this Credit Agreement owed to such Lender, such amount shall be applied ratably to such other Indebtedness (except that no amounts shall be applied to documentary letters of credit) and to the Indebtedness evidenced by this Credit Agreement owed to such Lender, and (b) if such Lender shall receive from the Borrower, whether by voluntary payment, exercise of the right of setoff, counterclaim, cross action, enforcement of the claim evidenced by this Credit Agreement owed to such Lender by proceedings against the Borrower at law or in equity or by proof thereof in bankruptcy, reorganization, liquidation, receivership or similar proceedings, or otherwise, and shall retain and apply to the payment of the Obligations held by such Lender any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Loans made by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Loans made by it, its proportionate payment as contemplated by this Credit Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest.

§14.                        THE ADMINISTRATIVE AGENT.

§14.1.             Authorization.

(a)                                 Each of the Lenders hereby irrevocably appoints LCPI to act on its behalf as administrative agent hereunder and under the other Loan Documents. The Administrative Agent is authorized to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Administrative Agent, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Administrative Agent.

(b)                                The relationship between the Administrative Agent and the Lenders is and shall be that of an independent contractor. The use of the term “Administrative Agent” herein is for convenience only and is used to describe, as a form of convention, the independent contractual relationship between the Administrative Agent and each of the Lenders. Nothing contained in this Credit Agreement or any of the other Loan Documents shall be construed to create an agency, trust or other fiduciary relationship between the Administrative Agent and any of the Lenders.

(c)                                 As an independent contractor empowered by the Lenders to exercise certain rights and perform certain duties and responsibilities hereunder and under the other Loan Documents, the Administrative Agent is nevertheless a “representative” of the Lenders, as that term is defined in Article 1 of the Uniform Commercial Code, for purposes of actions for the benefit of the Lenders with respect to all collateral security and guaranties contemplated by the Loan Documents. Such actions include the designation of the Administrative Agent as “secured party”, “mortgagee”, “lienholder” or the like on all financing statements, motor vehicle titles and other documents and instruments, whether recorded or otherwise, relating to the attachment, perfection, priority or enforcement of any security interests, mortgages, liens or deeds of trust in collateral security intended to secure the payment or performance of any of the Obligations, all for the benefit of the Lenders and the Administrative Agent.

§14.2.             Employees and Agents. The Administrative Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Credit Agreement and the other Loan Documents. The Administrative Agent may utilize the services of such Persons as the Administrative Agent in its sole discretion may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Borrower.

§14.3.             No Liability. Neither the Administrative Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent or employee thereof, shall be liable to the Lenders for any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Administrative Agent or such other Person, as the case may be, may be liable for losses due to its willful misconduct or gross negligence. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability to any Lender for relying upon, any writing, communication, signature, resolution, representation, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex, electronic mail message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to the Borrower), independent accountants and other experts selected by the Administrative Agent. With respect to the Lenders, the Administrative Agent shall be fully justified in failing or refusing to take any action under any Loan Document unless it shall first receive such advice or concurrence of the Required Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action; provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, is contrary to any Loan Document or applicable law; provided further that, the Administrative Agent shall not be required to take any action (other than an action expressly required by this Credit Agreement to be taken by it under such circumstances) that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability. The Administrative Agent shall in all cases be fully protected, as against the Lenders, in acting, or in refraining from acting, under this Credit Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders (or such greater number of Lenders as may be expressly required hereby in any instance) and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders. Except as expressly set forth herein and in the other Loan Documents, the Administrative Agent shall have no duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of their respective Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Administrative Agent by the Borrower or a Lender.

THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to the Borrower, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to the Borrower, any Lender or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

§14.4.             No Representations.

§14.4.1.   General. The Administrative Agent shall not be responsible for the execution or validity or enforceability of this Credit Agreement, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Obligations, or for the value of any such collateral security or for the validity, enforceability or collectibility of any such amounts owing with respect to this Credit Agreement or for any recitals or statements, warranties or representations made herein or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Borrower or any of its Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any instrument at any time constituting, or intended to constitute, collateral security for the Obligations or to inspect any of the properties, books or records of the Borrower or any of its Subsidiaries. The Administrative Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Borrower or any Lender shall have been duly authorized or is true, accurate and complete. The Administrative Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial conditions of the Borrower or any of its Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Credit Agreement.

§14.4.2.   Closing Documentation, etc. For purposes of determining compliance with the conditions set forth in §8 or §9 hereof, each Lender that has executed this Credit Agreement shall be deemed to have consented to, approved or accepted, or to be satisfied with, each document and matter either sent, or made available, by the Administrative Agent or the Arranger to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender, unless an officer of the Administrative Agent or the Arranger identified to the Lenders as having responsibility for dealing with this Credit Agreement shall have received notice from such Lender prior to (i) in the case of §8 hereof, the Effective Date or (ii) in the case of §9 hereof, the Closing Date, specifying such Lender’s objection thereto and such objection shall not have been withdrawn by notice to the Administrative Agent or the Arranger to such effect on or prior to the Effective Date or the Closing Date, as applicable.

§14.5.             Payments.

§14.5.1.   Payments to Administrative Agent. A payment by the Borrower to the Administrative Agent hereunder or any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Administrative Agent agrees promptly to distribute to each Lender such Lender’s pro rata share of payments received by the Administrative Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents.

§14.5.2.   Distribution by Administrative Agent. If in the opinion of the Administrative Agent the distribution of any amount received by it in such capacity hereunder or under any of the other Loan Documents might involve it in liability, it may refrain from making distribution until its right to make distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Administrative Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Administrative Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.5.3.   Delinquent Lenders. Notwithstanding anything to the contrary contained in this Credit Agreement or any of the other Loan Documents, any Lender that fails (a) to make available to the Administrative Agent its pro rata share of any Loan or (b) to comply with the provisions of §13 hereof with respect to making dispositions and arrangements with the other Lenders, where such Lender’s share of any payment received, whether by setoff or otherwise, is in excess of its pro rata share of such payments due and payable to all of the Lenders, in each case as, when and to the full extent required by the provisions of this Credit Agreement, shall be deemed delinquent (a “Delinquent Lender”) and shall be deemed a Delinquent Lender until such time as such delinquency is satisfied. A Delinquent Lender shall be deemed to have assigned any and all payments due to it from the Borrower, whether on account of outstanding Loans, interest, fees or otherwise, to the remaining nondelinquent Lenders for application to, and reduction of, their respective pro rata shares of all outstanding Loans. The Delinquent Lender hereby authorizes the Administrative Agent to distribute such payments to the nondelinquent Lenders in proportion to their respective pro rata shares of all outstanding Loans. A Delinquent Lender shall be deemed to have satisfied in full a delinquency when and if, as a result of application of the assigned payments to all outstanding Loans of the nondelinquent Lenders, the Lenders’ respective pro rata shares of all outstanding Loans have returned to those in effect immediately prior to such delinquency and without giving effect to the nonpayment causing such delinquency.

§14.6.             Holders of Notes. The Administrative Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7.             Indemnity. To the extent not reimbursed by the Borrower, the Lenders ratably (based on each Lender’s Commitment Percentage determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) at the time agree hereby to indemnify and hold harmless the Administrative Agent and or any of its Related Parties (each an “Indemnified Party”) from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, expenses (including any expenses for which such Indemnified Party has not been reimbursed by the Borrower as required by §15 hereof), and liabilities of every nature and character arising out of or related to this Credit Agreement or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or such Indemnified Party’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by such Indemnified Party’s willful misconduct, gross negligence or, in the absence of instruction or concurrence of the Required Lenders, material breach of contract.

§14.8.             Administrative Agent as Lender; Etc. In its individual capacity, LCPI shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, as it would have were it not also the Administrative Agent. None of the Co-Syndication Agents or the Arranger shall have any obligation, liability, responsibility or duty under this Credit Agreement other than as a Lender hereunder.

§14.9.             Resignation. The Administrative Agent may resign at any time by giving seventy five (75) days’ prior written notice thereof to the Lenders and the Borrower. Upon any such resignation, the Required Lenders shall have the right to appoint a successor Administrative Agent. Unless a Default or Event of Default shall have occurred and be continuing, such successor Administrative Agent shall be reasonably acceptable to the Borrower. Upon the earlier of (i) acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent and (ii) the date on which the Administrative Agent notifies the Borrower that no qualifying Person has accepted such appointment within seventy five (75) days after the Administrative Agent shall have provided notice to the Lenders and the Borrower of its resignation, (A) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and (B) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made, in the case of clause (i), by or to the successor Administrative Agent and in the case of clause (ii), by or to each Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this §14.9. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this §14.9). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this §14 and §§15 and 16 hereof shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates, partners, directors, officers, employees, agents and advisors in respect of any actions taken or omitted to be taken by any of them while such retiring Administrative Agent was acting as Administrative Agent.

§14.10.      Notification of Defaults and Events of Default. Each Lender hereby agrees that, upon learning of the existence of a Default or an Event of Default, it shall promptly notify the Administrative Agent thereof. The Administrative Agent hereby agrees that (a) upon receipt of any notice under this §14.10 it shall promptly notify the other Lenders and the Borrower of the existence of such Default or Event of Default and (b) upon receipt of any notice from the Borrower under §5.5 it shall promptly notify the other Lenders thereof.

§14.11.      Administrative Agent May File Proofs of Claim.

(a)                                 In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial, administrative or like proceeding or any assignment for the benefit of creditors relative to the Borrower or any of its Subsidiaries, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding, under any such assignment or otherwise:

(i)                                    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under the terms of this Credit Agreement) allowed in such proceeding or under any such assignment; and

(ii)                                 to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

(b)                                Any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such proceeding or under any such assignment is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, nevertheless to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel due the Administrative Agent under the terms of this Credit Agreement, and any other amounts due the Administrative Agent under the terms of this Credit Agreement.

(c)                                 Nothing contained herein shall authorize the Administrative Agent to consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations owed to such Lender or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding or under any such assignment.

§15.                       EXPENSES.

The Borrower agrees to pay (a) the Administrative Agent’s and the Arranger’s reasonable costs of producing and reproducing this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) any taxes (including any interest and penalties in respect thereto) payable by the Administrative Agent, the Arranger or any of the Lenders (other than taxes based upon the Administrative Agent’s or any Lender’s net income or taxes not payable by the Borrower pursuant to the provisions of this Credit Agreement) on the transactions contemplated by this Credit Agreement (the Borrower hereby agreeing to indemnify the Administrative Agent, the Arranger and each Lender with respect thereto), (c) the reasonable fees, expenses and disbursements of the Administrative Agent’s Special Counsel or any local counsel to the Administrative Agent incurred in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, each closing hereunder, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (d) the reasonable fees, expenses and disbursements of the Administrative Agent, the Arranger or any of their respective Affiliates incurred by the

Administrative Agent, the Arranger or such Affiliate in connection with the preparation, administration or interpretation of the Loan Documents and other instruments mentioned herein, including all insurance premiums and surveyor, engineering and appraisal charges and all charges for the use of IntraLinks (or any similar service) in connection with this Credit Agreement, (e) all reasonable out-of-pocket expenses (including, without limitation, reasonable attorneys’ fees and costs and reasonable accounting, appraisal, investment banking and similar professional fees and charges) incurred by the Administrative Agent or any Lender in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Borrower or any of its Subsidiaries or the administration thereof after the occurrence of an Event of Default (including all such out-of-pocket expenses incurred during any workout, restructuring or negotiation) and (ii) any other litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to any Lender’s or the Administrative Agent’s relationship with the Borrower or any of its Subsidiaries (other than any litigation, proceeding or dispute referred to in §16 hereof) but only if such Lender or the Administrative Agent is the prevailing party in such litigation, proceeding or dispute, and (f) all reasonable fees, expenses and disbursements of the Administrative Agent incurred in connection with UCC searches. The Borrower shall not pay the fees, expenses and disbursements incurred by any Lender other than the Administrative Agent in connection with the review and preparation of this Credit Agreement, the other Loan Documents and the other agreements and instruments mentioned herein. The covenants of this §15 shall survive payment or satisfaction of all other Obligations.

§16.                       INDEMNIFICATION.

The Borrower agrees to indemnify and hold harmless the Administrative Agent, the Arranger, the Lenders and their respective Related Parties (each such Person being called an “Indemnitee”) from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Credit Agreement or any of the other Loan Documents or the transactions contemplated hereby, regardless of whether any Indemnitee is a party thereto, including, without limitation, (a) any actual or proposed use by the Borrower or any of its Subsidiaries of the proceeds of any of the Loans, (b) the Borrower or any of its Subsidiaries entering into or performing this Credit Agreement or any of the other Loan Documents or (c) with respect to the Borrower and its Subsidiaries and their respective properties and assets, the violation of any Environmental Law, the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release or threatened release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury or damage to property), in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding, but excluding liabilities, losses, damages or expenses which are determined by a court of competent jurisdiction by final order to result from the gross negligence, willful misconduct or material breach of contract of the Person seeking indemnification hereunder. In litigation, or the preparation therefor, the relevant

Indemnitee shall be entitled to select its own counsel and, in addition to the foregoing indemnity, the Borrower agrees to pay promptly the reasonable fees and expenses of such counsel. No Indemnitee shall be liable for any damages arising from the use by others of any information or other materials obtained through IntraLinks or other similar information transmission systems which was disseminated in connection with this Credit Agreement or the transactions contemplated hereby or for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Credit Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except, in each case, to the extent such damages are found in a final, nonappealable judgment by a court of competent jurisdiction to have resulted from such Indemnitee’s gross negligence, willful misconduct or material breach of contract relating to its treatment or handling of such Intralinks information, electronic telecommunications or other information transmission system. If, and to the extent that the obligations of the Borrower under this §16 are unenforceable for any reason, the Borrower hereby agrees to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The covenants of this §16 shall survive payment or satisfaction in full of all other Obligations.

§17.                       SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto shall be deemed to have been relied upon by the Lenders and the Administrative Agent, notwithstanding any investigation heretofore or hereafter made by any of them and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Event of Default, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Credit Agreement or the other Loan Documents remains outstanding or any Lender has any obligation to make any Loans, and for such further time as may be otherwise expressly specified in this Credit Agreement. All statements contained in any certificate or other paper delivered to any Lender or the Administrative Agent at any time by or on behalf of the Borrower or any of its Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by the Borrower or such Subsidiary hereunder.

§18.                       ASSIGNMENT AND PARTICIPATION.

§18.1.             General Conditions and Conditions to Assignment. The provisions of this Credit Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except:

(a)                                 any Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Credit Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it); provided that

(i)                                    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if a “Trade Date” is specified in the Assignment and Assumption, as of such Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);

(ii)                                 the parties to such assignment shall execute and deliver to the Administrative Agent, for recording in the Register, an Assignment and Assumption, substantially in the form of Exhibit D hereto (an “Assignment and Assumption”), together with any Notes subject to such assignment, a processing and recordation fee in the amount of $3,500 (provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment) and, in the case of a Foreign Lender, any documents, certificates or evidence required to be delivered under §3.3.3 hereof, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire;

(iii)                              each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Credit Agreement with respect to the Loans or the Commitment assigned; and

(iv)                             (A) any assignment of a Commitment must be approved by the Administrative Agent unless the Person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee) and (B) unless an Event of Default has occurred and is continuing, in the case of any assignment to an Eligible Assignee who would impose costs or burdens on the Borrower under §§3.3.2, 3.3.3, 3.6, 3.7, 3.8 and/or 3.13 hereof not applicable to the assigning Lender (or in the aggregate greater than any such costs or burdens imposed by the assigning Lender), such assignment must be approved by the Borrower (each such approval, whether referred to in clause (A) or (B), not to be unreasonably withheld or delayed).

Subject to the approvals pursuant to §18.1(a)(iv) hereof, upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Assumption, (i) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Assumption, have the rights and obligations of a Lender hereunder, and (ii) the assigning Lender shall, to the extent of its interest being assigned by such Assignment and Assumption (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Credit Agreement, such Lender shall cease to be a party hereto), be released from its obligations under this Credit Agreement but, notwithstanding such assignment, shall continue to be entitled to the benefits of (i) §§3.3.2, 3.7, 3.8 and 3.10 hereof and (ii) §16 hereof, with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Credit Agreement that does not comply with this paragraph shall be treated for purposes of this Credit Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with §18.4 hereof;

(b)                                by way of participation in accordance with the provisions of §18.4 hereof; or

(c)                                 by way of pledge or assignment of a security interest subject to the restrictions of §18.7 hereof (and any other attempted assignment or transfer by any party hereto shall be null and void).

Nothing in this Credit Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in §18.4 hereof and, to the extent expressly contemplated hereby, the respective Affiliates, directors, officers, employees, agents and advisors of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Credit Agreement or any of the other Loan Documents.

§18.2.             Certain Representations and Warranties; Limitations; Covenants. By executing and delivering an Assignment and Assumption, the parties to the assignment thereunder confirm to and agree with each other and the other parties hereto as follows:  (a) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, the assigning Lender makes no representation or warranty, express or implied, and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or the attachment, perfection or priority of any security interest or mortgage; (b) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations, or the performance or observance by the Borrower and its Subsidiaries or any other Person primarily or secondarily liable in respect of any of the Obligations of any of their obligations under this Credit Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (c) such assignee confirms that it has received a copy of this Credit Agreement, together with copies of the most recent financial statements referred to in §§4.4 and 5.4 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Assumption; (d) such assignee will, independently and without reliance upon the assigning Lender, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Credit Agreement; (e) such assignee represents and warrants that it is an Eligible Assignee; (f) such assignee appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Credit Agreement and the other Loan Documents as are delegated to the Administrative Agent by the terms hereof or thereof, together with such powers as are reasonably incidental thereto; (g) such assignee agrees that it will perform in accordance with their terms all of the obligations that by the terms of this Credit Agreement are required to be performed by it as a Lender; and (h) such assignee represents and warrants that it is legally authorized to enter into such Assignment and Assumption.

§18.3.             Register. The Administrative Agent shall maintain a copy of each Assignment and Assumption delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentage of, and principal amount of the Loans owing to, the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Credit Agreement. The Register shall be available for inspection by the Borrower and the Lenders at any reasonable time and from time to time upon reasonable prior notice.

§18.4.             Participations. Each Lender may sell participations to one or more Persons (other than a natural person) (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Credit Agreement and the other Loan Documents; provided that (a) except in the case of any such participation sold to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, each such participation shall be in an amount of not less than $5,000,000 or shall be in an amount of such Lender’s entire remaining Commitment and the Loans at the time owing to it, (b) any such sale or participation shall not affect the rights and duties of the selling Lender hereunder to the Borrower, (c) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (d) the Borrower, the Administrative Agent, the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Credit Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Credit Agreement and to approve any amendment, modification or waiver of any provision of this Credit Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver that would reduce the principal of or the interest rate on any Loans subject to such participation, extend the term or increase the amount of the

Commitment of such Lender as it relates to such Participant, reduce the amount of any fees to which such Participant is entitled or extend any regularly scheduled payment date for principal or interest with respect to Loans subject to such participation. Subject to §18.5 hereof, the Borrower agrees that each Participant shall be entitled to the benefits of §§3.3.2, 3.7, 3.8 and 3.10 hereof to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1 hereof. To the extent permitted by law, each Participant also shall be entitled to the benefits of §13 hereof as though it were a Lender, provided that such Participant agrees to be subject to §13 hereof as though it were a Lender.

§18.5.             Limitation upon Participant Rights. A Participant shall not be entitled to receive any greater payment under §§3.3.2, 3.7 and 3.8 hereof than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. Without limiting the foregoing, a Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of §3.3.2 hereof unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with §3.3.3 hereof as though it were a Lender.

§18.6.             Assignee or Participant Affiliated with the Borrower. If any assignee Lender is an Affiliate of the Borrower, then any such assignee Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or other modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §§12.1 or 12.2 hereof, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to such assignee Lender’s interest in any of the Loans. If any Lender sells a participating interest in any of the Loans to a Participant, and such Participant is the Borrower or an Affiliate of the Borrower, then such transferor Lender shall promptly notify the Administrative Agent of the sale of such participation. A transferor Lender shall have no right to vote as a Lender hereunder or under any of the other Loan Documents for purposes of granting consents or waivers or for purposes of agreeing to amendments or modifications to any of the Loan Documents or for purposes of making requests to the Administrative Agent pursuant to §§12.1 or 12.2 hereof to the extent that such participation is beneficially owned by the Borrower or any Affiliate of the Borrower, and the determination of the Required Lenders shall for all purposes of this Credit Agreement and the other Loan Documents be made without regard to the interest of such transferor Lender in the Loans to the extent of such participation.

§18.7.             Miscellaneous Assignment Provisions. Any Lender may at any time grant a security interest in all or any portion of its rights under this Credit Agreement to secure obligations of such Lender, including without limitation (a) any pledge or assignment to secure obligations to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act, 12 U.S.C. §341 and (b) with respect to any Lender that is a Fund, to any lender or any trustee for, or any other representative of, holders of obligations owed or securities issued by such Fund as security for such obligations or securities or any institutional custodian for such Fund or for such lender; provided that no such grant shall release such Lender from any of its obligations hereunder or under any of the other Loan Documents, provide any voting rights hereunder to the secured party thereof, substitute any such secured party for such Lender as a party hereto or affect any rights or obligations of the Borrower or the Administrative Agent hereunder. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

§19.                       NOTICES, ETC.

Except as otherwise expressly provided in this Credit Agreement, all notices and other communications made or required by this Credit Agreement shall be in writing and shall be delivered in hand, mailed by United States registered or certified first class mail, postage prepaid, sent by overnight courier, or sent by telegraph, telecopy, facsimile or telex and confirmed by delivery via courier or postal service, addressed as follows:

(a)                                 if to the Borrower, at 500 Staples Drive, Framingham, MA 01701, Attention: Mr. John J. Mahoney (phone: 508-253-7298) (fax: 508-253-8955) (e-mail: john.mahoney@staples.com), or at such other address for notice as the Borrower shall last have furnished in writing to the Person giving the notice, with a copy to Kristin A. Campbell, Esq., Senior Vice President and General Counsel, Staples, Inc., 500 Staples Drive, Framingham, MA 01701 (phone: 508-253-8614) (fax: 508-253-8955) (e-mail: kristin.campbell@staples.com);

(b)                                if to the Administrative Agent, (i) for payments and requests for Loans, at 745 Seventh Avenue, New York, New York 10019, Attention: Yvonne Lin-Lu (phone: 212-526-6590) (fax: 212-299-0202) (e-mail: Yvonne.Lin@lehman.com), (ii) for all other notices, 745 Seventh Avenue, New York, New York 10019, Attention: Janine Shugan (phone: 212-526 8625) (fax: 917-522-0139) (e-mail: jshugan@lehman.com), or such other addresses for notice as the Administrative Agent shall last have furnished in writing to the Person giving the notice; and

(c)                                 if to any Lender, at such Lender’s address set forth on such Lender’s Administrative Questionnaire, or such other address for notice as such Lender shall have last furnished in writing to the Person giving the notice.

Any such notice or demand shall be deemed to have been duly given or made and to have become effective (i) if delivered by hand, overnight courier or facsimile to a responsible officer of the party to which it is directed, at the time of the receipt thereof by such officer and (ii) if sent by registered or certified first-class mail return receipt requested, postage prepaid, on the third Business Day following the mailing thereof.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to §2 hereof if such Lender has notified the Administrative Agent that it is incapable of receiving notices under such §2 by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

Each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

The Administrative Agent and the Lenders shall be entitled to reasonably rely and act in good faith upon any notices (including telephonic Loan Requests) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Lender and the directors, officers, employees, agents and advisors of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person pursuant to this §19 on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

§20.                       GOVERNING LAW.

THIS CREDIT AGREEMENT AND, EXCEPT AS OTHERWISE SPECIFICALLY PROVIDED THEREIN, EACH OF THE OTHER LOAN DOCUMENTS ARE CONTRACTS UNDER THE LAWS OF THE STATE OF NEW YORK AND SHALL FOR ALL PURPOSES BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF SAID STATE (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). THE BORROWER AGREES THAT ANY SUIT FOR THE ENFORCEMENT OF THIS CREDIT AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING IN SUCH STATE AND CONSENTS TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURT AND SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE BORROWER BY MAIL AT THE ADDRESS SPECIFIED IN §19 HEREOF. THE BORROWER HEREBY WAIVES ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE VENUE OF ANY SUCH SUIT OR ANY SUCH COURT OR THAT SUCH SUIT IS BROUGHT IN AN INCONVENIENT COURT.

§21.                       HEADINGS.

The captions in this Credit Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§22.                       COUNTERPARTS.

This Credit Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Credit Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. Delivery by facsimile by any of the parties hereto of an executed counterpart hereof or of any amendment or waiver hereto shall be as effective as an original executed counterpart hereof or of such amendment or waiver and shall be considered a representation that an original executed counterpart hereof or such amendment or waiver, as the case may be, will be delivered.

§23.                       ENTIRE AGREEMENT, ETC.

The Loan Documents and any other documents executed in connection herewith or therewith express the entire understanding of the parties with respect to the transactions contemplated hereby. Neither this Credit Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §25 hereof.

§24.                       WAIVER OF JURY TRIAL.

EACH PARTY HERETO HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS CREDIT AGREEMENT OR ANY OF THE OTHER

LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF WHICH RIGHTS AND OBLIGATIONS. Except as prohibited by law, the Borrower hereby waives any right it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. The Borrower (a) certifies that no representative, agent or attorney of any Lender or the Administrative Agent has represented, expressly or otherwise, that such Lender or the Administrative Agent would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that the Administrative Agent and the Lenders have been induced to enter into this Credit Agreement and the other Loan Documents to which it is a party by, among other things, the waivers and certifications contained herein.

§25.                       CONSENTS, AMENDMENTS, WAIVERS, ETC.

Any consent or approval required or permitted by this Credit Agreement to be given by the Lenders may be given, and any term of this Credit Agreement, the other Loan Documents or any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Borrower or any of its Subsidiaries of any terms of this Credit Agreement, the other Loan Documents or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Borrower, the written consent of the Required Lenders and the written acknowledgment of the Administrative Agent (such acknowledgment not to be unreasonably withheld or delayed); provided that (a) the rate of interest on the Loans and the amount of any Commitment Fees may not be reduced or forgiven, the term of the Loans or the Commitments may not be extended, the regularly scheduled payment date for principal or interest on the Loans or any Commitment Fees may not be postponed or extended, and the Commitment Amounts of a Lender may not be increased, in each case without the written consent of each Lender directly affected thereby; (b) the principal amount of any Loans may not be forgiven without the written consent of each Lender directly affected thereby; (c) any provision hereof entitling any Lender to receive pro rata application of payments may not be changed, in each case without the written consent of each Lender directly affected thereby; (d) this §25 may not be changed without the written consent of all of the Lenders; (e) the definition of Required Lenders may not be amended without the written consent of all of the Lenders; (f) the Administrative Agent may not release any guaranty for the Obligations (except as provided in §3.14 hereof) without the written consent of all of the Lenders; and (g) the amount of the Administrative Agent Fees payable for the account of the Administrative Agent, and §14 hereof may not be amended without the written consent of the Administrative Agent. No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Administrative Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. No notice to or demand upon the Borrower shall entitle the Borrower to other or further notice or demand in similar or other circumstances.

§26.                       TREATMENT OF CERTAIN CONFIDENTIAL INFORMATION.

§26.1.             Confidentiality. Each of the Lenders and the Administrative Agent agrees, on behalf of itself and each of its Affiliates, directors, officers, employees and representatives, to use reasonable precautions to keep confidential, in accordance with their customary procedures for handling confidential information of the same nature and in accordance with safe and sound banking practices, any Confidential Information supplied to it by the Borrower or any of its Subsidiaries pursuant to this Credit Agreement, provided that nothing herein shall limit the disclosure of any such information (a) after such information shall have become public other than through a violation of this §26 or becomes available to any of the Lenders or the Administrative Agent on a nonconfidential basis from a source other than the Borrower or any of its Subsidiaries, (b) to the extent required by statute, rule, regulation or judicial process, (c) to counsel for any of the Lenders or the Administrative Agent, (d) to bank examiners, any other regulatory authority having jurisdiction over any Lender or the Administrative Agent (to the extent required by such Lender by law or subpoena, but only to the extent permitted by applicable laws and regulations, including those applying to classified materials), or to auditors or accountants (provided that such auditor or accountant has agreed to be bound by this §26), (e) to the Administrative Agent, any Lender or, solely in connection with this Credit Agreement and the transactions contemplated hereby, any Financial Affiliate (provided that such Financial Affiliate has agreed in a writing enforceable by the Borrower to be bound by this §26), (f) in connection with any litigation to which any one or more of the Lenders, the Administrative Agent or any Financial Affiliate is a party, or in connection with the enforcement of rights or remedies hereunder or under any other Loan Document, (g) solely in connection with this Credit Agreement and the transactions contemplated hereby, to a Lender Affiliate or a Subsidiary or Affiliate of the Administrative Agent (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (h) to any assignee or participant (or prospective assignee or participant) or any actual or prospective counterparty (or its advisors) to any swap or derivative transactions referenced to credit or other risks or events arising under this Credit Agreement or any other Loan Document so long as such assignee, participant or counterparty, as the case may be, agrees in a writing enforceable by the Borrower to be bound by the provisions of this §26 or (i) with the consent of the Borrower.

§26.2.             Prior Notification. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process including, without limitation, any disclosure under §26.1(b), (d) or (f) hereof. In addition to, and without limiting the foregoing, each of the Lenders and the Administrative Agent shall permit the Borrower to intervene in any relevant proceedings to protect its interests in the non-public information and shall provide reasonable cooperation to the Borrower, at the Borrower’s expense, in seeking to obtain such protection. Each of the Lenders and the Administrative Agent further agrees that if the Borrower is not successful in precluding the court or other legal body from requiring the disclosure of the non-public information, such Lender or the Administrative Agent, as the case may be, will furnish only that portion of the non-public information which it in good faith reasonably considers to be legally required and, at the request and expense of the Borrower, will exercise all reasonable efforts to obtain reliable assurances that confidential treatment will be accorded the non-public information.

§26.3.             Other. In no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished to it or any Financial Affiliate by the Borrower or any of its Subsidiaries. The obligations of each Lender under this §26 shall supersede and replace the obligations of such Lender under any confidentiality letter in respect of this financing signed and delivered by such Lender to the Borrower prior to the date hereof and shall be binding upon any assignee of, or purchaser of any participation in, any interest in any of the Loans from any Lender.

§27.                       SEVERABILITY.

The provisions of this Credit Agreement are severable and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Credit Agreement in any jurisdiction.

§28.                       USA PATRIOT Act Notice.

Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify such Borrower in accordance with the USA Patriot Act.

§29.                       NO ADVISORY OR FIDUCIARY RESPONSIBILITY.

In connection with all aspects of each transaction contemplated hereby, the Borrower acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and its Affiliates, on the one hand, and the Administrative Agent, the Arranger and the Lenders, on the other hand, and the Borrower is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents

(including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, the Administrative Agent, the Arranger and the Lenders each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Borrower or any of its Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Administrative Agent, the Arranger nor any Lender has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Borrower with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether the Administrative Agent, the Arranger or any Lender has advised or is currently advising the Borrower or its Affiliates on other matters) and none of the Administrative Agent, the Arranger nor any Lender has any obligation to the Borrower or its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Administrative Agent, the Arranger, the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and none of the Administrative Agent, the Arranger nor any Lender has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) none of the Administrative Agent, the Arranger nor any Lender has provided or will provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. The Borrower hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against the Administrative Agent, the Arranger or any Lender with respect to any breach or alleged breach of agency or fiduciary duty.

§30.                       COLLATERAL.

Each of the Lenders represents to the Administrative Agent and each of the other Lenders that it in good faith is not relying upon any Margin Stock as collateral (whether direct or indirect security) in the extension or maintenance of the credit provided for in this Credit Agreement.

[signature pages follow]

IN WITNESS WHEREOF, the undersigned have duly executed this Credit Agreement as of the date first set forth above.

STAPLES, INC.

By:	/s/	Ronald L. Sargent
Name: Ronald L. Sargent
Title: Chairman and Chief Executive Officer

By:	/s/	John J. Mahoney
Name: John J. Mahoney
Title: Vice Chairman and Chief Financial Officer

LEHMAN COMMERCIAL PAPER INC., as Administrative Agent

By:	/s/	Adrian De Lagarde
Name: Adrian De Lagarde
Title: Authorized Signatory

LENDERS

LEHMAN BROTHERS COMMERCIAL BANK

By:	/s/	Brian Halbeisen
Name: Brian Halbeisen
Title: Credit Officer

BANK OF AMERICA, N.A.,
as Lender and Co-Syndication Agent

By:	/s/	Thomas J. Kane
Name: Thomas J. Kane
Title: SVP

HSBC BANK USA, NATIONAL ASSOCIATION,
as Lender and Co-Syndication Agent

By:	/s/	Robert J. Devir
Name: Robert J. Devir
Title: Managing Director

EXHIBIT A

FORM OF LOAN REQUEST

STAPLES, INC.

500 Staples Drive

Framingham, Massachusetts 01702

[                  , 200  ]

Lehman Commercial Paper Inc.,

as Administrative Agent

745 Seventh Avenue

New York, New York 10019

Attention:  Yvonne Lin-Lu

Ladies and Gentlemen:

Reference is hereby made to that certain Credit Agreement, dated as of July 1, 2008 (as the same may be amended and in effect from time to time, the “Credit Agreement”), among Staples, Inc. (the “Borrower”), the lending institutions which are or may become parties thereto from time to time (collectively, the “Lenders”), Lehman Commercial Paper Inc., as administrative agent for the Lenders (the “Administrative Agent”), Bank of America, N.A. and HSBC Bank USA, National Association, as co-syndication agents. Capitalized terms which are used herein without definition and which are defined in the Credit Agreement shall have the same meanings herein as in the Credit Agreement.

Pursuant to §2.2 of the Credit Agreement, we hereby request that a Loan consisting of [a Base Rate Loan in the principal amount of $                    ] [a Eurocurrency Rate Loan in the principal amount of $                     with an Interest Period of               ] be made on                          , 200   . We understand that this request is irrevocable and binding on us and obligates us to accept the requested Loan on such date.

We hereby certify that:

(a) we will use the proceeds of the requested Loan in accordance with the provisions of the Credit Agreement; and

(b)  each of the Specified Representations is true at and as of the Closing Date and (ii) no Default or Event of Default has occurred and is continuing (but, in each case, subject to the applicable provisos set forth in §9.7 of the Credit Agreement).

Very truly yours,

STAPLES, INC.

By:
Name:

Title:

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EXHIBIT B

FORM OF GUARANTY

This GUARANTY, dated as of July [    ], 2008 (this “Guaranty”), by STAPLES THE OFFICE SUPERSTORE, LLC, a Delaware limited liability company, STAPLES THE OFFICE SUPERSTORE EAST, INC., a Delaware corporation, STAPLES CONTRACT & COMMERCIAL, INC., a Delaware corporation, [,][and] STAPLES THE OFFICE SUPERSTORE, LIMITED PARTNERSHIP, a Massachusetts limited partnership [AND OTHER GUARANTORS,  IF ANY, TO BE SPECIFIED] (collectively, the “Guarantors”), is in favor of (i) Lehman Commercial Paper Inc., as administrative agent (in such capacity, the “Administrative Agent”) for itself and the lending institutions (collectively, the “Lenders”) which are or may become parties to that certain Credit Agreement, dated as of July 1, 2008, (as amended and in effect from time to time, the “Credit Agreement”), among Staples, Inc., a Delaware corporation (the “Borrower”), the Lenders, Bank of America, N.A. and HSBC Bank USA, National Association as Co-Syndication Agents, and the Administrative Agent and (ii) each of the Lenders.

WHEREAS, the Borrower and the Guarantors are members of a group of related entities, the success of any one of which is dependent in part on the success of the other members of such group;

WHEREAS, each of the Guarantors expects to receive substantial direct and indirect benefits from the extensions of credit to the Borrower by the Lenders pursuant to the Credit Agreement (which benefits are hereby acknowledged);

WHEREAS, it is a condition precedent to the effectiveness of the Credit Agreement and the Lenders’ obligations to make any loans to the Borrower under the Credit Agreement that the Guarantors execute and deliver to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, a guaranty substantially in the form hereof; and

WHEREAS, the Guarantors wish to guaranty the Borrower’s obligations to the Lenders and the Administrative Agent under or in respect of the Credit Agreement as provided herein:

NOW THEREFORE, the Guarantors hereby agree with the Lenders and the Administrative Agent as follows:

§1. Definitions. The term “Obligations” and all other capitalized terms used herein without definition shall have the respective meanings provided therefor in the Credit Agreement.

§2. Guaranty of Payment and Performance. Each of the Guarantors hereby jointly and severally guarantees to the Lenders and the Administrative Agent the full and punctual payment when due (whether at stated maturity, by required pre-payment, by acceleration or otherwise), as well as the performance, of all of the Obligations including all such which would become due but for the operation of the automatic stay pursuant to §362(a) of Title 11, United States Code (the “Federal Bankruptcy Code”) and the operation of §§502(b) and 506(b) of the Federal Bankruptcy Code. This Guaranty is an absolute, unconditional and continuing guaranty of the full and punctual payment and performance of all of the Obligations and not of their collectibility only and is in no way conditioned upon any requirement that the Administrative Agent or any Lender first attempt to collect any of the Obligations from the Borrower or resort to any collateral security or other means of obtaining payment. Should the Borrower default in the payment or performance of any of the Obligations, the obligations of each of the Guarantors hereunder with respect to such Obligations in default shall, upon demand by the Administrative Agent, become immediately due and payable to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, without demand or notice of any nature, all of which are expressly waived by each of the Guarantors. Payments by the Guarantors hereunder may be required by the Administrative Agent on any number of occasions. All payments by the Guarantors hereunder shall be made to the Administrative Agent, in the manner and at the place of payment specified therefor in the Credit Agreement, for the account of the Lenders and the Administrative Agent. Anything contained herein to the contrary notwithstanding, the obligations of the Guarantors hereunder at any time shall be limited to an aggregate amount equal to the largest amount that would not render its obligations hereunder subject to avoidance as a fraudulent transfer or conveyance under §548 of the Federal Bankruptcy Code or any comparable provisions of any similar federal or state law.

§3. Guarantors’ Agreement to Pay Enforcement Costs. Each of the Guarantors further agrees, as the principal obligor and not as a guarantor only, to pay to the Administrative Agent, on demand, all costs and expenses (including court costs and legal expenses) incurred or expended by the Administrative Agent or any Lender in connection with the Obligations, this Guaranty and the enforcement thereof, together with interest on amounts recoverable under this §3 from the time when such amounts become due until payment, whether before or after judgment, at the rate of interest for overdue principal set forth in the Credit Agreement, provided that if such interest exceeds the maximum amount permitted to be paid under applicable law, then such interest shall be reduced to such maximum permitted amount.

§4. Waivers by Guarantors; Lender’s Freedom to Act. The Guarantors agree that the Obligations will be paid and performed strictly in accordance with their respective terms, regardless of any law, regulation or order now or hereafter in effect in any jurisdiction affecting any of such terms or the rights of the Administrative Agent or any Lender with respect thereto. Each of the Guarantors waives promptness, diligence, presentment, demand, protest, notice of acceptance, notice of any Obligations incurred and all other notices of any kind, all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Obligations, and all suretyship defenses generally. Without limiting the generality of the foregoing, each of the Guarantors agrees to the provisions of any instrument evidencing, securing or otherwise executed in connection with any Obligation and agrees that the obligations of such Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any right or remedy against the Borrower or any other entity or other person primarily or secondarily liable with respect to any of the Obligations; (ii) any extensions, compromise, refinancing, consolidation or renewals of any Obligation; (iii) any change in the time, place or manner of payment of any of the Obligations or any rescissions, waivers, compromise, refinancing, consolidation or other amendments or modifications of any of the terms or provisions of the Credit Agreement, the Notes, the other Loan Documents or any other

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agreement evidencing, securing or otherwise executed in connection with any of the Obligations, (iv) the addition, substitution or release of any entity or other person primarily or secondarily liable for any Obligation; (v) the adequacy of any rights which the Administrative Agent or any Lender may have against any collateral security or other means of obtaining repayment of any of the Obligations; (vi) the impairment of any collateral securing any of the Obligations, including without limitation the failure to perfect or preserve any rights which the Administrative Agent or any Lender might have in such collateral security or the substitution, exchange, surrender, release, loss or destruction of any such collateral security; or (vii) any other act or omission which might in any manner or to any extent vary the risk of such Guarantor or otherwise operate as a release or discharge of such Guarantor, all of which may be done without notice to such Guarantor. To the fullest extent permitted by law, each of the Guarantors hereby expressly waives any and all rights or defenses arising by reason of (A) any “one action” or “anti-deficiency” law which would otherwise prevent the Administrative Agent or any Lender from bringing any action, including any claim for a deficiency, or exercising any other right or remedy (including any right of set-off), against such Guarantor before or after the Administrative Agent’s or such Lender’s commencement or completion of any foreclosure action, whether judicially, by exercise of power of sale or otherwise, or (B) any other law which in any other way would otherwise require any election of remedies by the Administrative Agent or any Lender.

§5. Unenforceability of Obligations Against Borrower. If for any reason the Borrower has no legal existence or is under no legal obligation to discharge any of the Obligations, or if any of the Obligations have become irrecoverable from the Borrower by reason of the Borrower’s insolvency, bankruptcy or reorganization or by other operation of law or for any other reason, this Guaranty shall nevertheless be binding on each of the Guarantors to the same extent as if such Guarantor at all times had been the principal obligor on all such Obligations. In the event that acceleration of the time for payment of any of the Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, or for any other reason, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, the Notes, the other Loan Documents or any other agreement evidencing, securing or otherwise executed in connection with any Obligation shall be immediately due and payable by the Guarantors.

§6. Subrogation; Subordination.

§6.1.                    Waiver of Rights Against Borrower. Until the final payment and performance in full of all of the Obligations, the Guarantors shall not exercise and hereby waive any rights against the Borrower arising as a result of payment by the Guarantors hereunder, by way of subrogation, reimbursement, restitution, contribution or otherwise, and will not prove any claim in competition with the Administrative Agent or any Lender in respect of any payment hereunder in any bankruptcy, insolvency or reorganization case or proceedings of any nature; the Guarantors will not claim any setoff, recoupment or counterclaim against the Borrower in respect of any liability of the Guarantors to the Borrower; and the Guarantors waive any benefit of and any right to participate in any collateral security which may be held by the Administrative Agent or any Lender. If any amounts are paid to any Guarantor in violation of the foregoing limitation, then such amounts shall be held in trust for the benefit of the Administrative Agent and the Lenders and shall forthwith be paid to the Administrative Agent for the benefit of the Lenders and

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the Administrative Agent, on account of the Obligations without affecting in any manner the liability of the Guarantors under the other provisions of this Guaranty.

§6.2.                    Subordination. The payment of any amounts due with respect to any indebtedness of the Borrower for money borrowed or credit received now or hereafter owed to the Guarantors is hereby subordinated to the prior payment in full of all of the Obligations. Each of the Guarantors agrees that, after the occurrence of any default in the payment or performance of any of the Obligations, such Guarantor will not demand, sue for or otherwise attempt to collect any such indebtedness of the Borrower to such Guarantor until all of the Obligations shall have been indefeasibly paid in full. If, notwithstanding the foregoing sentence, the Guarantors shall collect, enforce or receive any amounts in respect of such indebtedness while any Obligations are still outstanding, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Lenders and the Administrative Agent and be paid over to the Administrative Agent, for the benefit of the Lenders and the Administrative Agent, on account of the Obligations without affecting in any manner the liability of the Guarantors under the other provisions of this Guaranty.

§6.3.                    Provisions Supplemental. The provisions of this §6 shall be supplemental to and not in derogation of any rights and remedies of the Lenders and the Administrative Agent under any separate subordination agreement which the Administrative Agent may at any time and from time to time enter into with the Guarantors for the benefit of the Lenders and the Administrative Agent.

§7. Setoff. Regardless of the adequacy of any collateral, during the continuance of any Event of Default, any deposits or other sums credited by or due from the Administrative Agent, any of the Lenders or any of the Subsidiaries of the holding company owning the Administrative Agent or any Lender to any Guarantor and any securities or other property of such Guarantor in the possession of the Administrative Agent, such Lender or such Subsidiary of the holding company owning the Administrative Agent may be applied to or set off by the Administrative Agent, such Lender or such Subsidiary of the holding company owning the Administrative Agent or such Lender against the obligations of such Guarantor under this Guaranty, whether or not the Administrative Agent or such Lender shall have made any demand under this Guaranty.

§8. Contribution. To the extent any of the Guarantors makes a payment hereunder in excess of the aggregate amount of the benefit received by such Person in respect of the extensions of credit under the Credit Agreement (the “Benefit Amount”), then such Person, after the payment in full in cash of all of the Obligations shall be entitled to recover from each such Person such excess payment, pro rata in accordance with the ratio of the Benefit Amount received by such other Person to the total Benefit Amounts received by each of the Guarantors, and the right to such recovery shall be deemed to be an asset and property of such Person so funding; provided that all such rights to recovery shall be subordinate and junior in right of payment to the final and indefeasible repayment in full in cash of all of the Obligations.

§9. Further Assurances. Each of the Guarantors agrees that it will from time to time, at the request of the Administrative Agent, do all such things and execute all such documents as the Administrative Agent may consider necessary or desirable to give full effect to this Guaranty and

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to perfect and preserve the rights and powers of the Lenders and the Administrative Agent hereunder. Each of the Guarantors acknowledges and confirms that such Guarantor itself has established its own adequate means of obtaining from the Borrower on a continuing basis all information desired by such Guarantor concerning the financial condition of the Borrower and that such Guarantor will look to the Borrower and not to the Administrative Agent or any Lender in order for such Guarantor to keep adequately informed of changes in the Borrower’s financial condition.

§10. Termination; Reinstatement. This Guaranty shall remain in full force and effect until the Administrative Agent is given written notice of the Guarantors’ intention to discontinue this Guaranty, notwithstanding any intermediate or temporary payment or settlement of the whole or any part of the Obligations. No such notice shall be effective unless received and acknowledged by an officer of the Administrative Agent, on behalf of all of the Lenders, at the address of the Administrative Agent for notices set forth in §19 of the Credit Agreement. No such notice shall affect any rights of the Administrative Agent or any Lender hereunder, including without limitation the rights set forth in §§4 and 6 hereof, with respect to any Obligations incurred or accrued prior to the receipt of such notice or any Obligations incurred or accrued pursuant to any contract or commitment in existence prior to such receipt. This Guaranty shall continue to be effective or be reinstated, notwithstanding any such notice, if at any time any payment made or value received with respect to any Obligation is rescinded or must otherwise be returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy or reorganization of the Borrower, or otherwise, all as though such payment had not been made or value received.

§11. Successors and Assigns. This Guaranty shall be binding upon each of the Guarantors, its successors and assigns, and shall inure to the benefit of the Administrative Agent and the Lenders and their respective successors, transferees and assigns. Without limiting the generality of the foregoing sentence, each Lender may assign or otherwise transfer the Credit Agreement, its Notes, the other Loan Documents or any other agreement or note held by it evidencing, securing or otherwise executed in connection with the Obligations, or sell participations in any interest therein, to any other entity or other person, and such other entity or other person shall thereupon become vested, to the extent set forth in the agreement evidencing such assignment, transfer or participation, with all the rights in respect thereof granted to such Lender herein, all in accordance with §18 of the Credit Agreement. The Guarantors may not assign any of their obligations hereunder.

§12. Amendments and Waivers. No amendment or waiver of any provision of this Guaranty nor consent to any departure by the Guarantors therefrom shall be effective unless the same shall be in writing and signed by the Administrative Agent with the consent of all of the Lenders. No failure on the part of the Administrative Agent or any Lender to exercise, and no delay in exercising, any right hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right.

§13. Notices. All notices and other communications called for hereunder shall be made in writing and, unless otherwise specifically provided herein, shall be deemed to have been duly made or given when delivered by hand or mailed first class, postage prepaid, or, in the case

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of notice sent by telegraph, telecopy, facsimile or telex, when transmitted, answer back received, addressed as follows:  if to the Guarantors, at the address set forth beneath their respective signatures hereto, and if to the Administrative Agent, at the address for notices to the Administrative Agent set forth in §19 of the Credit Agreement, or at such address as either party may designate in writing to the other.

§14. Governing Law; Consent to Jurisdiction. THE GUARANTY SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (EXCLUDING THE LAWS APPLICABLE TO CONFLICTS OR CHOICE OF LAW). Each of the Guarantors agrees that any suit for the enforcement of this Guaranty may be brought in the courts of the State of New York or any federal court sitting therein and consents to the nonexclusive jurisdiction of such court and to service of process in any such suit being made upon such Guarantor by mail at the address specified by reference in §13 hereof. Each of the Guarantors hereby waives any objection that it may now or hereafter have to the venue of any such suit or any such court or that such suit was brought in an inconvenient court.

§15. Waiver of Jury Trial. EACH OF THE GUARANTORS, THE LENDERS AND THE ADMINISTRATIVE AGENT HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS GUARANTY, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THE PERFORMANCE OF ANY OF SUCH RIGHTS OR OBLIGATIONS. Except as prohibited by law, each of the Guarantors hereby waives any right which it may have to claim or recover in any litigation referred to in the preceding sentence any special, exemplary, punitive or consequential damages or any damages other than, or in addition to, actual damages. Each of the Guarantors (a) certifies that neither the Administrative Agent or any Lender nor any representative, agent or attorney of the Administrative Agent or any Lender has represented, expressly or otherwise, that the Administrative Agent or any Lender would not, in the event of litigation, seek to enforce the foregoing waivers and (b) acknowledges that, in entering into the Credit Agreement and the other Loan Documents to which the Administrative Agent or any Lender is a party, the Administrative Agent and the Lenders are relying upon, among other things, the waivers and certifications contained in this §15.

§16. Miscellaneous. This Guaranty constitutes the entire agreement of each of the Guarantors with respect to the matters set forth herein. The rights and remedies herein provided are cumulative and not exclusive of any remedies provided by law or any other agreement, and this Guaranty shall be in addition to any other guaranty of or collateral security for any of the Obligations. The invalidity or unenforceability of any one or more sections of this Guaranty shall not affect the validity or enforceability of its remaining provisions. Captions are for the ease of reference only and shall not affect the meaning of the relevant provisions. The meanings of all defined terms used in this Guaranty shall be equally applicable to the singular and plural forms of the terms defined.

[remainder of this page intentionally left blank]

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IN WITNESS WHEREOF, each of the Guarantors has caused this Guaranty to be executed and delivered as of the date first above written.

STAPLES THE OFFICE SUPERSTORE, LLC

By:
Name:

Title:

Address:	500 Staples Drive
Framingham, MA 01702

Facsimile:	508-253-5485

STAPLES THE OFFICE SUPERSTORE EAST, INC.

By:
Name:

Title:

Address:	500 Staples Drive
Framingham, MA 01702

Facsimile:	508-253-5485

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STAPLES CONTRACT & COMMERCIAL, INC.

By:
Name:

Title:

Address:	500 Staples Drive
Framingham, MA 01702

Facsimile:	508-253-5485

STAPLES THE OFFICE SUPERSTORE, LIMITED PARTNERSHIP

By:
Name:

Title:

Address:	500 Staples Drive
Framingham, MA 01702

Facsimile:	508-253-5485

[OTHER GUARANTORS, IF ANY]

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EXHIBIT C

FORM OF
COMPLIANCE CERTIFICATE

[Date]

To the Lenders Party to the

Credit Agreement Referred to Below

c/o Lehman Commercial Paper Inc.,

as Administrative Agent

745 Seventh Avenue

New York, New York 10019

Attention: Janine Shugan

Ladies and Gentlemen:

Reference is made to the Credit Agreement, dated as of July 1, 2008 (as amended and in effect from time to time, the “Credit Agreement”), by and among Staples, Inc. (the “Borrower”), the lending institutions which are or may become parties thereto from time to time (collectively, the “Lenders”), Lehman Commercial Paper Inc., as administrative agent for the Lenders (the “Administrative Agent”), and Bank of America, N.A. and HSBC Bank USA, National Association, as Co-Syndication Agents. Capitalized terms used herein without definition and which are defined in the Credit Agreement shall have the respective meanings assigned to such terms in the Credit Agreement.

Pursuant to [§5.4(a)] [§5.4(b)] of the Credit Agreement, the chief financial officer or treasurer of the Borrower, on behalf of the Borrower, hereby certifies to each of you as follows:  (a) to the best of the Borrower’s knowledge, the financial statements delivered herewith fairly present the financial position of the Borrower and its Subsidiaries on the date thereof and were prepared in accordance with GAAP applied on a basis consistent with prior periods (except, in the case of quarterly statements, for provisions for footnotes and subject to year end adjustments and, in all cases, except as disclosed therein); (b) to the best of the Borrower’s knowledge, the information furnished in the calculations attached hereto was true and correct as of the last day of the fiscal [year] [quarter] next preceding the date of this certificate; and (c) a review of the activities, transactions and condition (financial or otherwise) of the Borrower during such fiscal period and the terms of the Credit Agreement and the other Loan Documents has been made under the supervision of the undersigned with a view to determining whether during such fiscal period the Borrower performed and observed all its Obligations under the Loan Documents and, to the best of the Borrower’s knowledge, as of the date of this certificate, there exists no Default or Event of Default.

IN WITNESS WHEREOF, the undersigned officer has executed this Compliance Certificate as of the date first written above.

STAPLES, INC.

By:
Name:

Title:

2

COMPLIANCE CERTIFICATE WORKSHEET

Financial Covenants

For the period ended                 , 20

I.                                        §7.1 - Fixed Charge Coverage Ratio (reported quarterly)

For the period of four consecutive fiscal quarters then ended:

A.	Consolidated EBIT:	$

B.	Rental Expense: Obligations under store rental agreements of leases of real property (excluding Capitalized Leases and Synthetic Leases):	$

C.	Sum of A plus B:	$

D.	Consolidated Total Interest Expense:	$

E.	Rental Expense from B	$

F.	Sum of D plus E:	$

G.	Ratio of C to F:	:1

H.	Minimum required ratio for test period:	1.50 : 1

II.                                    §7.2 – Adjusted Funded Debt to Total Capitalization Ratio (reported quarterly)

A.	Consolidated Adjusted Funded Debt:

	1.	Consolidated Total Funded Debt:

		(a)	Indebtedness relating to the borrowing of money or obtaining of credit:	$
		(b)	Deferred purchase price of assets:	$
		(c)	Obligations under Synthetic Leases and Capitalized Leases:
		(d)	Securitizations permitted under §6.1(q) of the Credit Agreement:	$
		(e)	Guarantees of the above type of Indebtedness (a-d):	$
		(f)	Sum of (1)(a) plus (1)(b) plus (1)(c) plus (1)(d) plus (1)(e):	$

	2.	Rental Expense for period of 12 consecutive months then ended		$

	3.	A(2) multiplied by eight (8)		$

	4.	Sum of A(1)(f) plus A(3)		$

B.	Stockholders’ Equity:			$

C.	Ratio of A(4) to A(4) plus B:			:1

D.	Maximum Ratio Permitted:			0.75 : 1

2

EXHIBIT D

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including without limitation any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1	Assignor :

2	Assignee :

3	Credit Agreement:	The Credit Agreement dated as of July 1, 2008 among Staples, Inc., the Lenders party thereto, Lehman Commercial Paper Inc., as Administrative Agent, and the other agents party thereto

4.                                      Assigned Interest:

Facility Assigned(1)	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/Loans
	$		%
	$		%
	$		%

5.                                      Effective Date of Assignment:                                    , 20      (2)

The terms set forth in this Assignment and Assumption are hereby agreed to:

[Name of Assignee]	[Name of Assignor]

By:	By:
Title:		Title:

(1) Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment.

(2) To be inserted by Administrative Agent and which shall be the effective date of recordation of transfer in the Register therefor.

2

Accepted and Consented To:	Consented To:

(3)[LEHMAN COMMERCIAL PAPER INC., as Administrative Agent	[STAPLES, INC., as Borrower

By:	By:
Title:]	Title:]

(3) Insert appropriate consenting parties required under Credit Agreement

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ANNEX 1

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1.                             Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                             Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an Eligible Assignee under the Credit Agreement (subject to receipt of such consents, if any, as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to the Credit Agreement, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Non-U.S. Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.                                      Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT E

FORM OF JOINDER AGREEMENT

This Joinder Agreement and Affirmation (this “Joinder Agreement”) dated as of                      ,          is executed and delivered by [                  ] (the “New Guarantor”), pursuant to §§3.14 and 5.14 of the Credit Agreement, dated as of July 1, 2008 (as the same may be amended and in effect from time to time, the “Credit Agreement”), among (a) Staples, Inc. (the “Borrower”), (b) the lending institutions which are or may become parties thereto from time to time (collectively, the “Lenders”), (c) Lehman Commercial Paper Inc., as administrative agent for the Lenders (the “Administrative Agent”) and (d) Bank of America, N.A. and HSBC Bank USA, National Association, as Co-Syndication Agents. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such in the Credit Agreement.

WHEREAS, the New Guarantor wishes to guaranty the Borrower’s payments and performance of the Obligations and to become party to the Guaranty dated as of July [    ], 2008 (the “Guaranty”) by Staples The Office Superstore, LLC, Staples The Office Superstore East, Inc., Staples Contract & Commercial, Inc. and Staples The Office Superstore, Limited Partnership [and other guarantors, if any, to be specified] (collectively, the “Guarantors”) in favor of the Administrative Agent for the benefit of itself and the Lenders;

NOW THEREFORE, the New Guarantor hereby agrees with the Lenders and the Administrative Agent as follows:

Joinder to Guaranty. The New Guarantor hereby guarantees the full and punctual payment when due (whether at stated maturity, by required prepayment, by acceleration or otherwise), as well as the performance of all of the Obligations (subject to the limitations contained in the Guaranty) and, by executing and delivering this Joinder Agreement, does hereby join and become a party to the Guaranty as a “Guarantor” (as defined in the Guaranty) thereunder, assuming all of the obligations and liabilities of a “Guarantor” (as defined in the Guaranty) thereunder, including without limitation, guaranteeing all Obligations arising or incurred after the Effective Date. The New Guarantor hereby agrees to comply with, and be bound by, all of the terms and conditions of the Guaranty in all respects as an original “Guarantor” (as defined in the Guaranty) thereunder, as if such New Guarantor were an original signatory thereto.

Conditions to Effectiveness. Upon satisfaction of the following conditions, this Joinder Agreement shall be deemed effective as of the date hereof (the “Joinder Effective Date”):

Joinder Agreement. The Administrative Agent shall have received this Joinder Agreement duly executed by the New Guarantor and in full force and effect.

Officer’s Certificate for New Guarantor. The Administrative Agent shall have received a certificate of an appropriate officer of the New Guarantor, dated as of the date hereof, certifying as to (i) its [Certificate of Partnership/Certificate of Incorporation] certified as of a recent date by the Secretary of State of the state of its organization, (ii) a true and correct copy of its

[Partnership Agreement/Operating Agreement/By Laws], including all amendments thereto, (iii) the corporate actions taken by the New Guarantor authorizing the execution, delivery, and performance of this Joinder Agreement and all related documents, and (iv) the names, titles, incumbency, and specimen signatures of the officers of the New Guarantor authorized to sign this Joinder Agreement and all related documents on behalf of the New Guarantor, in form and substance satisfactory to the Administrative Agent.

Good Standing Certificate. The Administrative Agent shall have received a certificate as to the legal existence and good standing of the New Guarantor from the Secretary of State of the state of its organization, dated as of a recent date.

Legal Opinion. The Administrative Agent shall have received an opinion from counsel to the New Guarantor as to the due authorization and enforceability of this Joinder Agreement, the due organization, legal existence and good standing of the New Guarantor, in form and substance satisfactory to the Administrative Agent.

Schedule 2 to the Credit Agreement. Pursuant to §3.14 of the Credit Agreement, Schedule 2 to the Credit Agreement shall be replaced as of the Joinder Effective Date by Schedule 2 attached hereto.

Representations and Warranties. The New Guarantor represents and warrants to the Administrative Agent and the Lenders that it has the requisite authority to execute and deliver this Joinder Agreement and to perform all of the obligations hereunder and of a Guarantor under the Guaranty and the Credit Agreement, and the New Guarantor hereby makes, as to itself, all of the representations and warranties made in the Guaranty and the Credit Agreement by any Guarantor.

Governing Law. This Joinder Agreement shall be governed by and construed in accordance with the laws of the State of New York (excluding the laws applicable to conflicts or choice of law).

Miscellaneous. This Joinder Agreement shall be binding upon the undersigned and its successors and assigns and shall inure to the benefit of the Lenders, the Administrative Agent and their respective successors and assigns. This Joinder Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which counterparts taken together shall be deemed to constitute one and the same instrument.

[Remainder of Page Intentionally Left Blank]

2

IN WITNESS WHEREOF, the undersigned has duly executed this Joinder Agreement as a sealed instrument as of the date first set forth above.

[NEW GUARANTOR]

By:
Name:

Title:

3